Exhibit 10.9

Developed for:	Calhoun Vision
171 N. Altadena Dr., Suite 201
Pasadena, CA 91107

Date:	October 16, 2015

By:	Strategic Information Group
1953 San Elijo Avenue, Suite 201
Cardiff-by-the-Sea, CA 92007 USA
Phone: 760-697-1050

Expires:	October 31, 2015

Revision:	Calhoun Vision QAD ERP Hosted On Premise Proposal 151016-02
Calhoun Vision EE SOW On Premise 150920-03.xls

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Strategic Information Group (“Strategic”) appreciates the opportunity to submit this proposal to provide QAD software and implementation services to Calhoun Vision Inc. (“Calhoun Vision”). This proposal outlines our understanding of the assistance that we will provide to Calhoun Vision, the scope of the work, and the professional fee arrangement.

This proposal is broken into the following sections:

Executive Summary	3

Background	4

Scope, Approach, and Deliverables	4

Assumptions and Risks	5

Estimated Costs	7

Software	7

Managed Services	8

Implementation Services	9

Project Authorization	10

Appendices	11

Appendix A – Professional Services Agreement	11

Appendix B – QAD Implementation Services Statement of Work	13

Appendix C – QAD QMS	14

Appendix D – Hosting Services Agreement	20

Appendix E – Hosting Services Statement of Work Agreement	38

Appendix F – Managed Services Agreement - SLA	62

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Executive Summary

This document summarizes the ERP project of purchasing and implementing QAD at Calhoun Vision in a QAD Hosted environment meeting FDA standards.

QAD wants to become Calhoun Vision ERP business partner and feel we have the following advantages:

•	Significant ERP and Quality Management expertise in the Life Sciences industry

•	Ongoing, proactively developed cGMP supply chain solutions, to FDA standards

•	Our implementation methodology including FDA validation, giving us significant experience and expertise deploying these solutions for Life Sciences companies

We have worked with numerous Medical Device customers to help them prepare for commercialization, growth and expansion, such as:

•

Bioness – a developer and manufacturer of medical devices designed to use neuromodulation to rehabilitate and increase limb mobility for patients with Stroke, Multiple Sclerosis, Traumatic Brain Injury, Cerebral Palsy, and Spinal Cord Injury

•

Facet Technologies – Facet Technologies is an FDA registered, ISO 13485:2003 certified engineering and manufacturing company striving to be the partner of choice for the design, development and manufacture of today’s medical device marketplace. Facet’s specialty is in development of new, innovative, hand-held medical devices that are designed to offer precision and intuitive performance in the hands of the patient and/or healthcare professional.

•

Medrobotics – Medrobotics Corporation develops flexible robot platforms for single-site surgical and interventional applications. The company develops robot platforms, which allow minimally-invasive procedures to replace open surgical procedures for various parts of the anatomy, as well as enable physicians to operate through non-linear circuitous paths from a single access point into the body. Its flexible robot platforms contain multiple open device channels to accept various flexible surgical and interventional tools, as well as on-board visualization.

•	Accelerate Diagnostics – Accelerate Diagnostics is focused on developing and commercializing instrumentation for the rapid identification and antibiotic susceptibility testing of infectious pathogens.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Below is a cost summary for the ERP project for Calhoun Vision:

ERP Project Summary Hosted On Premise Deployment	Annual Cost Year 1	Annual Cost Year 2
QAD Software and Maintenance 10 named users, QMS and SSM	$84,630	$15,880
SIG Software and Maintenance	$11,000	$1,000
Consulting Services	$160,800	$0
Managed Services	$75,893	$59,268

Subtotals	$332,323	$76,148

Discounts	($52,354)	($5,928)

Totals	$279,969	$70,220

Background

Calhoun Vision, Inc. provides light adjustable lenses for use in cataract surgery. It offers its products to patients in Germany, the United Kingdom, France, Italy, Spain, Mexico, the Czech Republic, and Canada. The company was founded in 1997 and is based in Pasadena, California.

Calhoun Vision is considering an implementation of QAD Enterprise Applications as its integrated Enterprise Resource Planning (ERP) system.

Scope, Approach, and Deliverables

The scope of this Phase I project is to implement QAD Enterprise Applications for Calhoun Vision in a Hosted On Premise, FDA validated environment with Managed Services. The scope of this project includes the Life Science bundle modules of QAD 2015 EE and QAD QMS Document Control, HR/Training, Integration and Problem Solver modules.

The approach we will use for this project is Strategic’s Direct Start implementation methodology. This proven approach emphasizes knowledge transfer and change management techniques to guide Calhoun Vision to a rapid ROI and successful implementation, validated to FDA standards. Your consulting team will have extensive implementation experience and will direct Calhoun Vision to QAD-enabled best practices and process design.

The deliverable of this Phase I project will be the successful implementation of QAD business systems for the Phase I modules. Strategic will work with the Calhoun Vision project team as outlined below to transfer QAD knowledge and assist with the design, testing and documentation of Calhoun Vision business processes and user procedures; convert data; and cut over operations to QAD following a structured project plan to be developed at the outset of the project.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Assumptions and Risks

All initiatives of this nature involve both assumptions and risks. Successful projects clearly define both assumptions and risks, and take steps up front to mitigate identified risks.

This project assumes the following:

1.	Calhoun Vision will take on the responsibility of the project management role. Strategic will provide a project manager to manage Strategic resources and guide the Calhoun Vision project manager.

2.

Services estimates do not include any electronic banking activities. Activities such as electronic bank activity import, ACH and positive pay files may be enabled as a change order to the project if needed.

3.	During financial reporting training, the balance sheet and income statement reports will be developed. Customer to be responsible for creating additional financial reports after training.

4.	Calhoun Vision will provide a project team that can participate in this project at a resource level to be agreed upon during the project planning phase of the project.

5.	All services will take place in the Pasadena, CA facility.

6.

Strategic will use a “train the trainer’ approach that requires the Calhoun Vision project team members to be responsible to participate in the project and to be primarily responsible for any end user training, with Strategic guidance and assistance

7.	Calhoun Vision project team will participate in self-study courses and reading assigned by the Strategic consultants.

8.

Strategic will provide Calhoun Vision with project templates and checklists to facilitate the implementation process to include but not be limited to: end user instruction templates, conversion plan, training templates, data mapping templates and file load sequences.

9.

Strategic will provide Calhoun Vision with a base set of end user procedures (Documentation) which Calhoun Vision can fine tune for its implementation design. The Documentation shall be the most recent version distributed by Strategic in the English language in the form of document files. Strategic does not warrant that procedures are error free or that a pre-written procedure is provided for every business process Calhoun Vision implements. Procedures are not included for running reports and browses. Calhoun Vision acknowledges that the Documentation is protected by copyright and may be reproduced or translated for internal purposes only.

10.

QAD will be implemented with no source code modifications enabling Calhoun Vision a straightforward and uncomplicated upgrade path. Any requests for modifications or interfaces not included in this proposal will be managed per a change control process.

11.

The project will be managed to a detailed plan, and weekly project status updates and periodic project steering meetings will be conducted. Strategic will deliver periodic project status reports and will aggressively monitor scope and budget to actual consulting hours to ensure an on-time and on-budget implementation.

12.	Using standard templates as the basis, Strategic will modify the forms shown in the SOW to incorporate the Calhoun Vision logo. Further customization of the forms is not in scope.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

13.

Regarding data conversion, Calhoun Vision will be responsible for data extracts from their legacy system(s). Strategic will be responsible for automated data import of a select number of files listed shown in the SOW. Calhoun Vision will be responsible for all entry of manually entered data. Calhoun Vision will also be responsible for verification of converted data. We assume Calhoun Vision will provide “clean” data to load, i.e. Strategic will not have to manipulate or programmatically convert data from one format to another prior to loading. This estimate assumes two data loads for each file. Additional loads may incur additional costs.

14.

Project teams shall, whenever possible, remain stable for the duration of their implementation efforts. Should a project team member from Calhoun Vision be removed or unable to work on project, Calhoun Vision will replace that individual with a comparable person and Strategic may charge Calhoun Vision for an appropriate period of time to get the new resource trained and up to speed on the project.

15.	Calhoun Vision will be responsible for providing a work area and training environment for this project, including a computer projector and access to the QAD server for the project team.

16.	Calhoun Vision will purchase all software components listed in this proposal, including the FDA Validation Toolkit if Strategic is to perform any Validation services.

17.	Calhoun Vision will purchase or provide recommended hardware per Strategic’s specification.

18.	Consulting services may be rendered on or off-site at Strategic’s discretion, with Calhoun Vision approval.

19.	QAD QMS implementation Phase 1 Document Control, HR/Training Records and Problem Solver (CAPA & NCMR). During Phase 2 Customer Complaints will be implemented from the Problem Solver module.

20.

Calhoun Vision will use the Easy On Boarding (EOB) templates for the QAD QMS implementation. Any changes to the EOB templates may result in additional services. Initial integration between the QAD ERP and QMS will include master data (Items, Sites, Domains, Suppliers, Customer, Departments, Work Centers) and integration of the lot status data resulting from Non-conforming inventory.

21.	Validation testing for QAD QMS is related to developing the Operational Qualification scripts based on the EOB templates, Calhoun Vision is responsible for approving and executing the OQ test scripts.

22.	If scheduled consulting resources are cancelled within two weeks and Strategic is not able to redeploy said resources, Calhoun Vision will be charged for the time.

23.	Modules marked as “Phase 2” or “Out of Scope” in the modules tab, if any, on the SOW are not included in the consulting estimate.

No risks have been identified to date.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Estimated Costs

Software

The estimated costs for software for this project are as follows:

Phase 1 Software	Quantity	One time cost	Annual Cost	Year 1 Cost
QAD Life Sciences Bundle including Service/Support Management	10 Named users	$26,500	$7,430	$33,930
QAD QMS Modules (Document Control, HR/Training Records, Problem Solver and Integration Tool)	4	$40,000	$8,000	$48,000
QAD OMS Named User	5	$2,250	$450	$2,700
SIG FDA Validation Toolkit	1 production database	$10,000	$1,000	$11,000

subtotal		$78,750	$16,880	$95,630

New Customer Discount		($20,625)	($1,588)	($22,213)

Total		$58,125	$15,292	$73,417

Software Terms

Payment terms are 50% Deposit, Net 30 for QAD software and maintenance. We also require you to sign appropriate Software License Agreements and issue Purchase Orders or their equivalent to complete your purchase.

The terms for the SIG software are 50% deposit, Net 30.

QAD will apply a 30% software discount from list price on all QAD software products for 12 months from the initial date of purchase. This only applies to QAO On-premise software. QAD Cloud products and other 3rd party products sold through QAD are excluded from this offer.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Managed Services

The estimated costs for managed services for this project are as follows:

Managed Services	Quantity	Monthly cost	Annual Cost	Year 1 Cost
1 x Hosted Linux Server for QAD	1	$1,180	$14,160	$14,160
1 x Hosted Windows Server for OMS (includes unlimited SQL user licenses)	1	$1,309	$15,708	$15,708
Managed Services 1 x Production QAD Server (8 Hours per day / 5 days per week)	11-25 users	$1,000	$12,000	$12,000
Managed Services 1 x QMS Windows server (8x5)	1-10 users	$750	$9,000	$9,000
Infrastructure Management includes Patching and Updates (Linux and Windows)	11-25 users	$600	$7,200	$7,200
Monitoring of QMS Integration	11-25 users	$100	$1,200	$1,200
Ad-Hoc @ $195per hour (1)	11-25 users
Project Management, Architecture. Documentation & Setup Fee for QMS Integration	One Time Fee			$1,025
Hosting Setup Fees for 1 x Linux QAD Server includes IQ Validation and Hosting Setup Fees for 1 x Windows QMS Server includes IQ Validation	One Time Fee			$10,000
Setup Fees for Managed Services Monitoring Software includes Validation for 1 Linux Server and 1 Windows QMS Server	One Time Fee			$5,600

Subtotal		$4,939	$59,268	$75,893

Discount for Managed Services		($494)	($5,928)	($5,928)

One Time Fee Discount				($1,663)

Total		$4,445	$53,340	$68,302

Managed Services Terms

Payment terms are for manage services is as stated in Appendix D – Master Services Agreement.

Assumption – One integration for QMS.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Implementation Services

A detailed breakdown of our QAD implementation consulting services is shown in the attached Statement of Work (SOW) in Appendix B. Consulting services cost for this project are as follows:

Recommended Services	Hosted On Premise Deployment
	Quantity	Rate		Dollars
QAD ERP Implementation and training services including Validation	62.5 days	$1,600/day		$100,000
QAD QMS Implementation and training services including Validation	38 days	$1,600/day		$60,800

subtotal	100.5 days	$1,600/day		$160,800

QAD ERP Services Discount	62.5 days	($300/day	)	($18,750)

QAD QMS Services Discount	38 days	($100/day	)	($3,800)

Totals				$138,250

Note: Actual T&E expenses will be billed separately and are estimated to be 15% of fees.

Implementation Service Terms

We require a 10% services down payment to initiate your project. This down payment will be applied to your final invoices for Strategic.

Professional fees will be billed on a time and materials basis for actual hours incurred plus out-of-pocket expenses. Out-of-pocket expenses are billed separately at cost. If less time is required than estimated, our fees will be lower. Actual consulting fees will be based upon actual hours worked.

It is expected that travel and out of pocket expenses will be incurred for this project. All travel and out of pocket expenses will be pre-authorized by the Calhoun Vision Project Manager. These expenses are in addition to the Professional Fees and shall be invoiced separately for all actual expenses incurred at cost, substantiated by receipts.

Work required by customer to be performed on weekends (Saturday & Sunday) and Holidays that is unplanned will be billed at 1.5 times the agreed upon billing rate. Holidays are defined by Strategic’s official Holiday list and can be provided upon request.

For travel Strategic will charge 50% of our billing rate for travel time. Travel time will be defined as the scheduled airline flight time between our consultant’s home airport and the destination airport. Travel time will also include any significant ground transportation if necessary to get to the final destination (significant is defined by greater than 1 hour).

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Project Authorization

We require a signed Purchase Order, consistent with our billing terms, and down payments as indicated above to initiate the project. A copy of our Professional Services Agreement is provided in Appendix A along with this arrangement letter and is incorporated herein. If there is a difference between this proposal and the Professional Services Agreement, the proposal shall be the governing document. The Statement of Work is attached as Appendix B and along with Appendices C, D, E and F further defines the responsibilities and deliverables for this project.

Strategic Information Group is pleased to serve Calhoun Vision in this important project. If these services are in accordance with your request, please indicate your acceptance by signing in the space provided below and returning an acknowledgment copy to us. Should you have any questions regarding this engagement letter please call me at             .

Yours truly,

/s/ Douglas Novak

Douglas Novak

President & CEO

Strategic Information Group

Accepted for Calhoun Vision by:

Signature	/s/ Ron Kurtz
Name	Ron Kurtz
Title	COO
Date	10-29-15

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Appendices

Appendix A – Professional Services Agreement

1.

PROFESSIONAL SERVICES DEFINITIONS: The Professional Services provided by Strategic Information Group (Strategic), a California limited liability company, are optional services you have chosen to use to ensure a more timely and effective implementation of the QAD Enterprise Applications Licensed Software. You have elected to use Strategic as the provider of these Services. You may issue written requests (“Purchase Orders”) to Strategic setting forth the services that you desire Strategic to perform with respect to the Software. Strategic will promptly notify you of its acceptance or rejection of the Purchase Order, which shall not be unreasonably rejected. Any Purchase Order submitted by you and accepted by Strategic will be governed by the terms and conditions of this Agreement.

2.

PERFORMANCE: Strategic will perform the Services specified in any accepted Purchase Order to the best of its ability and in a careful, professional and workmanlike manner. In consideration of Strategic’s performance of the Services, you agree to pay Strategic the fees set forth in the applicable Purchase Order plus any costs incurred by Strategic in connection with its performance of the Services.

3.

ADEQUATE FACILITIES: To perform the Ordered Service(s), Strategic personnel will most likely need to visit your site one or more times. You agree to provide adequate facilities so that the Strategic personnel can be effective. These facilities should include a workspace, a phone with outside access, escorted or unescorted access to the Server where the Licensed Software will reside, access to a workstation connected to the Server by way of the same network which will be used by the end users and unescorted access to the building and common facilities (e.g., rest rooms, etc.) during normal business hours. Strategic personnel will (i) comply with all sign-in procedures for vendors and other service personnel, (ii) observe all general and safety rules and regulations in effect at the site, and (iii) observe rules regarding restricted areas. Strategic acknowledges you may need to temporarily remove Strategic personnel at any time for any reason.

4.

TIMEFRAMES: You and Strategic will mutually agree to a timeframe and schedule for delivery of the Service(s). Strategic will use its best efforts to comply with the mutually agreed schedule subject to a) your completion of your dependent action items, b) access to adequate facilities as described above, and c) force majeure events beyond Strategic’s control. This agreement shall become effective as of the date signed below and shall remain in effect until thirty (30) days after either party has given the other party a written notice of termination.

5.

LIMITATION OF LIABILITY: THESE TERMS AND CONDITIONS CONSTITUTE A SERVICE CONTRACT AND NOT A PRODUCT WARRANTY. NEITHER PARTY WILL, UNDER ANY CIRCUMSTANCES OR UNDER THEORY OF LIABILITY, BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE ARISING IN ANY WAY OUT OF THIS AGREEMENT.

6.

TRAVEL & LIVING COSTS: You agree to pay all reasonable travel, meals and living expenses and other out-of-pocket expenses incurred by Strategic personnel in connection with performing the Service(s). Strategic will adhere to your policies for these types of expenses, provided you have policies for these types of expenses, submitted them to Strategic, and Strategic has agreed to them in advance of the cost being incurred. Otherwise, these costs will be subject to Strategic’s standard internal policies.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

7.

ADVERTISING PUBLICATIONS: Strategic is allowed to incorporate company’s name or logo in a customer reference list, company website or other marketing materials and to issue a press release that the parties have entered into this Agreement.

8.

INDEPENDENT CONTRACTOR: It is understood and agreed by the parties hereto that Strategic will be an independent contractor; and that nothing in this Agreement is intended to make either party an agent, legal representative, subsidiary, joint venture, partner, employee, or servant of the other for any purpose whatsoever. Strategic represents that it will and does carry workers compensation, general liability, and other commercially appropriate and reasonable insurance for its employees.

9.

NONSOLICITATION: During and for a period of one year after the completion of all Services provided to you by Strategic under this Agreement, you shall not recruit, secure, solicit, or employ or attempt to recruit, secure, solicit, or employ any employee of Strategic for your benefit or the benefit of any other person or entity. Any violation of this provision may be remedied in equity and law at the discretion of Strategic. It is stipulated that any completed and successful recruitment of any Strategic employee in violation of this Paragraph subjects you, among other possible remedies, to the payment of damages to Strategic in an amount equal to the greater of a) the employee’s last year’s salary at Strategic and b) the employee’s first year’s salary at the new employer.

10.

GENERAL: This is the entire agreement regarding Services. This Agreement shall not be assigned by either party without the others prior written consent. No waiver or amendments to this Agreement shall be effective unless expressly stated on this Document, or otherwise in writing and signed by both parties. If any provision of this Agreement is found to be unenforceable or invalid, the balance of this agreement shall remain enforceable according to its terms. This Agreement shall be governed by the laws of the State of California and the United States without regard to conflicts of law provisions. The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses, including attorney’s fees. The courts of the State of California shall have jurisdiction in all matters subject to the Agreement

11.	PAYMENT: Services performed against a Purchase Order will be invoiced weekly as work is performed, due net 30 days. Late payment charges may be assessed at the rate of 1.5% per month.

12.	TAXES: All sales, VAT, and import taxes and duties are the responsibility of the buyer, and payment for same must be reflected in the accompanying purchase order.

13.

FUTURE QUOTATIONS: Any future quotations from Strategic to you for Services shall be governed by the terms of this Agreement unless expressly excluded by such quotations or made subject to a new professional services agreement.

14.

DISPUTE RESOLUTION: Prior to initiating any legal action in any dispute subject to this Agreement, the parties agree to communicate directly with each other in a good faith effort to resolve such dispute and, as to any matter unresolved after such communications, further agree to participate in a mediation before a mutually selected, impartial mediator in a good faith attempt to negotiate a resolution of such matter. The costs of the mediation shall be paid by the parties on a 50/50 basis.

15.

SUCCESSORS IN INTEREST. This Agreement shall be binding on any and all successors in interest of the parties and no merger, acquisition, or business reorganization by any party shall change the rights, duties, and obligations of that party hereunder.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Appendix B – QAD Implementation Services Statement of Work

Please see attached Statement of Work (SOW), Calhoun Vision EE SOW On Premise 150920-03.xls

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Appendix C – QAD QMS

Additional Software Required by Calhoun Vision:

•	Microsoft SQL Server Database Engine License (SQL database only).

•	Microsoft SQL Server Client Access License (SQL database only).

•	Remote meeting software (free)

**

Additional software shown above is required to operate or support the QAD QMS software and may be acquired by Calhoun Vision from their supplier of choice and is not included in the above investment numbers

Modules to be deployed:

Module	Brief Description
Administration/Dashboards	Provides comprehensive administration tools to help the administrator manage, configure and monitor the entire software quality system. The system is highly configurable in terms of user security, terminology and interfacing with e-mail. This includes full workflow creation by state, screen configuration down to form layout and field creation, security at the state and field level, field level calculation with an expression builder, metrics creation and easy drag and drop onto one of multiple configurable dashboards among many other features!

Document Management System	Eliminates manual administration and distribution of documents by electronically automating the entire document management process, including editing, routing, approval and withdrawal. The system is extremely versatile yet incredibly user friendly all while complying with all aspects to major quality requirements.

Integration	Manages data input redundancy between QAD QMS and other applications such as ERP/MRP or accounting software. It provides automatic one-way data synchronization from any ODBC compliant data source to ensure that data in QAD QMS is accurate and current.

Human Resources (Training) System	Maintains on-line records of training executed, including hours and costs. Provide for graphical Training Effectiveness Analysis. Identifies training needs and facilitates training and succession planning based on skill inventory. Tracks key information including descriptive, job-related, training and previous work history for each employee.

Problem Solver	A centralized corrective and preventive action center for all quality management processes which enhances the detection, correction and prevention of problems through effectively managing all corrective action and non-conformances.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Overview

QAD QMS’ QAD QMS Elements enterprise quality management software has been built using the latest Microsoft user interface technology called Silverlight. The following specification summarizes the components required in order to install and use the product:

NOTE: All hardware and software specifications in this document are suggested minimal requirements. Server

Component	Brief Description	Notes
Microsoft .NET Framework Redistributable version 4.5.1 for QAD QMS Elements v2.3.	Required in order to install The Product on the Web Server.	1 2 4*

MS Windows Server 2008 R2 64bit or greater	Microsoft Windows Server (Web, SQL, Document)	1 3 4 5 7 8*

SQL Server 2008 R2 or SQL Server 2012 * Please note that SQL Server 2012 is required for Easy Onboarding	Microsoft SQL Server 2008 R2 or Microsoft SQL Server 2012 * Please note that SQL Server 2012 is required for Easy Onboarding	3 4 5*

Microsoft Internet Information Server v7 or greater. v7.5 or greater is recommended.	The Microsoft Web Server. Is part of the Windows 2008 or Above operating system (although may not be installed by default).	1 3 4*

Client

Component	Brief Description	Notes
One of the following web browsers: • Internet Explorer • Mozilla Firefox • Google Chrome	The client runs directly in a web browser.	3 6 9* Modern web browsers are generally automatically updated on a very frequent basis. QAD QMS will do it’s best to maintain compliance with the latest updates.

Microsoft Windows XP or greater	The Clients Operating System	3 6*

Microsoft Silverlight v5	MS Silverlight is a framework that allows rich Internet applications to be created independent of the browser. It uses a browser plug-in that provides a lightweight set of standard components that is used to publish the application within the browser. This is automatically downloaded and installed on the client when Client connects to the Web Server.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

1.	This component is required by Web Server.
2.	This component is supplied with the Product package
3.	This component is not supplied with the Product package.
4.	These components may be installed on the same machine, provided that the machine can meet the sum of the vendor’s minimum requirements for each component.
5.	This component is required for the SQL Server
6.	This component is required by the client
7.	This component is required by the Document Web Server
8.	Web Server/ SQL Server/ Document Server. Each component should be run on their own dedicated servers. Combining these components on a single server may impact performance.

*	These are off-the-shelf 3rd party components. QAD QMS asks that prior to installation of the Product that the customer install these components.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Web Server (Web/Document Servers)

All requirements are based on a 30 user install of QAD QMS Elements “Easy on Boarding” processes. These requirements assume each server (llS and SQL) are dedicated to QAD QMS Elements. Any additional users and / or additional or more complex processes will require additional memory, processing power, and hard drive space. As a general guideline, RAM, CPU Cores, and HD space should double at 100 users and again at 200 users. Similarly, if the servers are used for applications or purposes outside of dedicated support for QAD QMS Elements, the resource requirements should be increased as needed.

Hardware Requirements

Component	Brief Description
Processor	Recommended: 2GHz or faster, Four Core or more, 64bit capable**

2 CPUs encouraged for Optimal Performance

Memory	Recommended: 8GB RAM or greater**

Available Disk Space	Recommended: 40GB or greater**

Software Requirements

Component	Brief Description
Operating System	Windows Server 2008 R2 64bit or Above

All with Microsoft llS v7 or greater installed and configured. v7.5 or greater is recommended.

TCP/IP	The TCP/IP protocol must be available.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

SQL Server

Hardware Requirements

Component	Brief Description
Processor	See Microsoft system requirements for the version of SQL being used**

Memory	See Microsoft system requirements for Version of SQL being used**

Available Disk Space	40GB of data storage for database required (based on estimated usage)**

Microsoft SQL System Requirements	SQL Server 2008 R2

http://msdn.microsoft.com/en-us/library/ms143506(SQL.105).aspx*

SQL Server 2012

http://msdn.microsoft.com/en-us/library/ms143506.aspx

* Please note that SQL Server 2012 is required for Easy Onboarding

Software Requirements

Component	Brief Description
Microsoft SQL Server	Microsoft SQL Server 2008 R2 or SQL Server 2012

* Please note that SQL Server 2012 is required for Easy Onboarding

Operating System	See Microsoft System requirements (visit links above)

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Client

Hardware Requirements

Component	Brief Description
Processor	Recommended: 2GHz or faster, Dual Core or more, 64bit capable

Memory	Recommended: 2GB RAM or greater

Software Requirements

Component	Brief Description
Operating System	OS capable of running the required Web Browser w/ Microsoft Silverlight v5.

One of the following web browsers:	The client runs directly in a web browser.

• Internet Explorer	Modern web browsers are generally automatically updated on a very frequent basis. QAD QMS will do it’s best to maintain compliance with the latest updates.
• Mozilla Firefox
• Google Chrome

*	Links are correct as of the date of this document.
**	As the 30 user mark is approached, the system requirements should be increased.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Appendix D – Hosting Services Agreement

This Hosting Services Agreement is made and entered into on October 29, 2015 (the “Effective Date”).

By and between	and
Strategic Information Group	Calhoun Vision
1953 San Elijo Ave, Suite 201	171 N. Altadena Dr., Suite 201
Cardiff-by-the-Sea, CA 92007	Pasadena, CA 91107

(“Strategic”)	(“Customer”)

Customer and Strategic are sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties.”

Definitions (As used in this Agreement):	23

General	24

Agreement Structure	24

Order of Precedence	24

Services	24

Scope of Services	24

Designated Contact Persons	24

Changes	24

Fees and Payment Terms	25

Charges	25

Reimbursable Expenses	25

Invoices	25

Taxes	25

Information Security	25

Security Measures	25

Notification and Prevention Obligations	25

Audits by Logicalis	26

Audits by Customer	26

Other Customer Responsibilities	26

Acceptable Use	26

Content	26

Required Consents	27

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Software	27

Capacity Planning	27

Customer Components	27

Security	27

Encryption	27

Confidential Information	27

Restrictions on Use; Non-Disclosure	27

Exceptions	28

Disclosures Required by Law	28

Disposal of Confidential Information	28

Remedies	28

Duration	28

Ownership Rights	28

Services	28

Content	29

Representations and Warranties	29

By Each Party	29

By Customer	29

By Strategic	29

Disclaimer	30

Indemnification	30

Indemnification by Strategic	30

Indemnification by Customer	30

Procedure	31

Mitigation for IP Claims	31

Limitations as to IP Claims	31

Sole Remedy	31

Limitation of Liability	32

Limit on Types of Damages Recoverable	32

Limit on the Amount of Damages Recoverable	32

Non-Managed Systems	32

Applicability	32

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Allocation of Risk	32

Terms and Termination	32

Terms of this Agreement	32

Terms of Statement of Work	32

Termination for Convenience	32

Termination For Breach	33

Termination for Financial Insecurity	33

Final Payment	33

Effects of Termination	33

Survival	34

Miscellaneous	34

Force Majeure	34

Export Compliance	34

Insurance	34

Waiver	34

Agreement Binding On Successors	34

Governing Law and Jurisdiction	34

Relationship of Parties	35

Subcontractors	35

Severability	35

Notices	35

Errors	35

Active Negotiations	35

Captions	35

Amendments	36

Counterparts	36

Publicity	36

No Solicitation of Employees	36

No Third Party Beneficiaries	36

Entire Agreement	36

Dispute Resolution	36

Successors in Interest	37

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Definitions (As used in this Agreement):

16.	AGREEMENT: This Hosting Services Agreement (HSA) and all Statements of Work, schedules and attachments attached hereto or to or otherwise made a part of this agreement.

17.

CONFINDENTIAL INFORMATION: Any information furnished by Discloser to Recipient during the term of this Agreement, including, without limitation, pricing, methods, processes, financial data, lists, statistics, software, systems or equipment, programs, research, development, strategic plans, operating data, or related information of each of the parties and/or its or their customers and suppliers, concerning past, present, or future business activities of said entities. This Agreement is the Confidential Information of Strategic. All other Confidential Information must be clearly designated as “Confidential.” Information provided orally will be considered confidential only if a written memorandum of such information clearly designated as marked “Confidential” is delivered to Recipient within thirty (30) days of the Disclosure. As to any particular Confidential Information, “Discloser” means the Party disclosing the Confidential Information and the “Recipient” means the Party receiving the Confidential Information.

18.

CONTENT: information, software, Customer Data and other data including, without limitation, HTML files, scripts, programs, recordings, sound, music, graphics, and images that Customer or any of its Users create, install, upload or transfer in or through the Hosting Environment.

19.	CUSTOMER COMPONENTS: Hardware, software, other products, and other Content including, without limitation, those specified in a SOW as being provided by Customer.

20.

CUSTOMER DATA: All data and information about Customer’s business(es), customers employees, operations, facilities, products, markets, assets or finances that Strategic obtains, creates, generates, collects or processes in connection with its performance of Services and is stored in any Hosting Environment.

21.	DISCLOSURE: Release, publication, or dissemination of Confidential Information by a Party and excludes the release, publication, or dissemination of Confidential Information by a third party.

22.

HOSTING ENVIRONMENT: Strategic’s application hosting environment provided by Logicalis for the delivery of Services, consisting of, but not limited to, network, storage and server devices, software programs, applications network management devices, and other items specified in any Statement of Work.

23.	LEC: Refers to the Logicalis Enterprise Cloud.

24.

LOGICALIS: Refers to Logicalis, Inc. Strategic has partnered with Logicalis to provide secure, virtual and or physical Operating Environments supporting selected software, network services, storage & backups, coupled with professional monitoring and management services.

25.	PCR: Project change request (change order) signed by both Parties authorizing a change in the scope of the Services.

26.

REQUIRED CONSENTS: Any consents, licenses, or approvals required to give Strategic, or any person or entity acting for Strategic under this Agreement, the right or license to access, use and/or modify in electronic form and in other forms, including, without limitation, derivative works, the Customer Components and Content, without infringing the ownership or intellectual property rights of the providers, Strategic, or owners of such Customer Components and Content.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

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27.	SERVICES: Information technology services to be delivered by Strategic under this Agreement as specified in any Statement of Work and does not include Third Party Services.

28.	STATEMENT OF WORK (SOW): Shall have the meaning ascribed to it in the section “Agreement Structure.”

29.	THIRD PARTY SERVICES: Information technology services to be delivered by a third party under this Agreement as specified in any Statement of Work.

30.	USER: Any entity or individual that receives or uses the Services, or the results or products of the Services, through Customer.

Any capitalized term which is defined in this Agreement shall have the same meaning when used in any Statement of Work, unless the language or context requires otherwise. SOW-specific definitions, if any, shall be included in the applicable SOW, and shall apply only with respect to such SOW.

General

Agreement Structure

This Agreement contains general contractual terms for all information technology services to be provided by Strategic. The specific information technology services that Strategic will provide, applicable pricing and payment terms, service level agreement, if any, and other transaction-specific provisions will be agreed upon through statements of work to this Agreement (each a “Statement of Work” or “SOW”). Each SOW shall be signed by both Parties and will be deemed to incorporate all of the provisions of this Agreement by reference. Each SOW will be a separate agreement between Strategic and Customer.

Order of Precedence

In the event of any inconsistencies between the terms of this Agreement and the terms of any Statement of Work, the terms of this Agreement shall control. The Parties may specify in the applicable SOW that a particular provision of the SOW is to supersede a provision of this Agreement, in which case the superseding SOW provisions shall be applicable only to such SOW and shall be effective for such SOW only if such provision expressly references the applicable Section of this Agreement that is to be modified and clearly states that such provision supersedes the conflicting or inconsistent provision in this Agreement.

Services

Scope of Services

Subject to the terms and conditions in this Agreement and the applicable SOW, Strategic will use commercially reasonable efforts to perform the Services described in the applicable Statements of Work.

Designated Contact Persons

Each Party shall designate an individual who will be a primary point of contact for that Party and will have the authority to act and make decisions for that Party in all aspects of the Services, including PCRs. Customer shall make available all technical matter, data, information, operating supplies, and computer system(s), as reasonably required by Strategic. Either Party may change its designated contact person by written notice to the other Party.

Changes

In the event Customer wishes to add additional programs, applications or data sources, systems servers, network devices of any kind (hubs, routers, switches), requests an expansion in the scope of the Services, or increases the network load in the Hosting Environment managed by Strategic under this Agreement,

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

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then Customer shall present its request for such alterations of its network to Strategic for scoping. No alterations will be permitted under this Agreement without a signed PCR.

Fees and Payment Terms

Charges

Customer shall pay to Strategic all recurring periodic charges and non-recurring additional charges, for services, hardware or software not covered by the base rate at the rates and charges set forth on the applicable SOW or Customer quotation. The periodic charge shall be billed on the 1st day of the month for the services to be provided during the following quarter. The stated charges are not subject to increase during the initial term of the SOW, without a mutually agreed upon Project Change Order.

Reimbursable Expenses

Except as may otherwise be stated in the applicable SOW, Customer agrees to reimburse Strategic all reasonable and customary out-of-pocket expenses, including, but not limited to, airfare, rental car, mileage, tolls, and lodging expenses, incurred by Strategic in connection with the performance of services. Meal expenses shall be billed at actual amount incurred. Travel time will be billed at one-half the on-site billable rate each way. Reimbursable expenses shall be invoiced on a monthly basis. Upon request by Customer, Strategic shall provide copies of documentation for such expenses

Invoices

All invoices shall be due and payable upon receipt. Customer agrees to pay a late payment charge at the rate of one and one-half percent (1.5%) per month, or at the maximum late payment charge permitted by applicable law, whichever is less, on any unpaid amount for each calendar month (or portion thereof) that any payment is thirty (30) days past due. Strategic may apply any payment received to any delinquent amount outstanding.

Taxes

The amounts payable under this Agreement are exclusive of all sales, use, value-added, withholding, and other taxes and duties. Customer shall pay all taxes levied and duties assessed by any authority based upon this Agreement, excluding any taxes based upon Strategic’s income. This provision shall not apply to any taxes for which Customer is exempt and for which Customer has furnished Strategic with a valid tax exemption certificate authorized by the appropriate taxing authority.

Information Security

Security Measures

Strategic will maintain commercially reasonable security measures that are designed to (a) ensure the security of the Customer Data stored by Strategic in the Hosting Environment; (b) protect against any anticipated threats or hazards to the security or integrity of the Customer Data stored by Strategic in the Hosting Environment; and (c) protect against any unauthorized access to or use of the Customer Data as stored by Strategic in the Hosting Environment.

Notification and Prevention Obligations

Upon becoming aware, Strategic shall promptly notify Customer of any actual security breach in its Hosting Environment that may result in the unauthorized access to or disclosure of unencrypted Customer Data. This notification will state in reasonable detail the Customer Data at risk. Strategic agrees to take all actions reasonably necessary under the circumstances to immediately prevent the continued unauthorized access of such information. Strategic further agrees that in the event of a breach of confidentiality or security, it will work in good faith and cooperate with Customer to address the breach. Strategic shall not be responsible or liable for any security breach caused by Customer.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Audits by Logicalis

Logicalis will conduct an annual Statement on Standards for Attestation Engagements, No. 16 (SSAE No. 16) or equivalent audit of its security measures related to the hosted environment. Upon Customer’s written request, Strategic shall provide a copy of its most recent Logicalis audit report. The report is to be treated as Confidential Information under this Agreement whether or not marked or otherwise identified as “Confidential” and remains the property of Strategic.

Audits by Customer

Customer shall have the right to review Logicalis’ security measures prior to the commencement of the Services and thereafter on an annual basis during the term of this Agreement. Such annual review may include an onsite audit, conducted by qualified personnel, of Logicalis’ data centers in order to inspect the Hosting Environment to verify Logicalis’ compliance with this Agreement. The dates of any on site audit shall be mutually agreed upon by the Parties. Customer shall be responsible for the entire cost of any onsite audit. Strategic may charge Customer on a time-and-materials basis at the then-current standard time and materials rate for Customer audits and requests for information based on the length and detail of the audit/information requested. No such audit may include activities that might result in “downtime” or unavailability for the Hosting Environment. Any “downtime” or unavailability as a result of any audit by Customer shall not count as downtime for purposes of any SOW and shall not be a breach of this Agreement or any SOW by Strategic.

Other Customer Responsibilities

Acceptable Use

Customer is responsible for all acts and omissions of its Users in connection with receipt or use of the Services. Customer agrees, and will ensure its Users agree, to act responsibly and not use the Strategic Services for any illegal or unauthorized purpose including, but not limited to, hacking, phishing, spamming, identity theft, financial fraud, e-mail spoofing, virus distribution, network attacks, pirating software, harassment, using copyrighted text, sharing illegal software, and unauthorized use of images. Strategic has the right to investigate potential violations of this Section. If Strategic determines that a breach has occurred, then Strategic may, in its sole discretion: (a) restrict Customer’s and Users’ access to the Services; (b) remove or require removal of any offending Content; (c) terminate this Agreement for cause; and/or (d) exercise other rights and remedies, at law or in equity. Except in an emergency or as may otherwise be required by law, before undertaking the actions in this Section, Strategic will attempt to notify Customer by any reasonably practical means under the circumstances, such as, without limitation, by telephone or e-mail. Customer will promptly notify Strategic of any event or circumstance related to this Agreement, Customer’s or any User’s use of the Services, or Content of which Customer becomes aware, that could lead to a claim or demand against Strategic, and Customer will provide all relevant information relating to such event or circumstance to Strategic at Strategic’s request. Strategic agrees to allow Customer complete and unrestricted access at all times to Customer’s software applications, devices, equipment hardware, and all Services-related license files so that Customer can audit its Users’ compliance with the terms of this Agreement.

Content

Customer is solely responsible for: (a) all Content including, without limitation, its selection, creation, design, licensing, installation, accuracy, maintenance, testing, backup and support; (b) all copyright, patent and trademark clearances in all applicable jurisdictions and usage agreements for any and all Content; (c) the selection of controls on the access and use of Content; and (d) the selection, management and use of any public and private keys and digital certificates it may use with the Services. Customer agrees not to access the Hosting Environment by any means other than through the interface that is provided by Strategic for use in accessing the Hosting Environment.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Required Consents

Customer shall obtain and keep in effect all Required Consents necessary for Strategic to perform all of its obligations as set forth in this Agreement. Upon request, Customer will provide to Strategic evidence of any Required Consent. Strategic will be relieved of its obligations to the extent that they are affected by Customer’s failure to promptly obtain and provide to Strategic any Required Consents. Strategic will adhere to reasonable terms and conditions pertaining to Content as notified in writing to Strategic. Strategic agrees not to remove or alter any copyright or other proprietary notice on or in any Content without Customer’s consent.

Software

Customer authorizes Strategic to determine whether or not software specified in any SOW is currently in place, operational and maintained and supported at the level required for Strategic to perform the Services required under this Agreement. Customer grants Strategic, at no charge, the right to use any Customer-owned or developed application software systems required by Strategic to provide the Services specified in any SOW to Customer.

Capacity Planning

Customer is solely responsible for determining whether the services, Hosting Environment, and related Content meet Customer’s capacity, performance, or scalability needs. Customer is responsible for planning for and requesting changes to the Hosting Environment and services, including any additional capacity required to support anticipated peaks in demand that may significantly increase website hits, transaction volumes, or otherwise increase system resource utilization.

Customer Components

Customer is solely responsible for the selection, operation and maintenance of all Customer Components.

Security

Customer shall (a) use reasonable security precautions in connection with its use of the Services, i.e., maintain up-to-date virus scanning and operating system security patches and firewall protection; (b) Customer shall require each User to use reasonable security precautions, i.e., maintain up-to-date virus scanning and operating system security patches and firewall protection. In addition, Customer shall not take any action or install any software that may preclude or impair Strategic’s ability to access or administer its network or provide the Services.

Encryption

It is the Customers responsibility to encrypt at the application level Confidential Information, Customer Data, and all data that is considered sensitive data or that must be treated as confidential under state or federal law or under Customer’s contractual obligations to others. This includes, but is not limited to, Social Security Numbers, financial account numbers, driver’s license numbers, state identification numbers, Protected Health Information (as that term is defined in Title II, Subtitle F of the Health Insurance Portability and Accountability Act, as amended (HIPAA) and regulations promulgated there under) and Non-public Personal Information (as that term is defined in Financial Services Modernization Act of 1999 (Gramm-Leach-Bliley) and regulations promulgated there under).

Confidential Information

Restrictions on Use; Non-Disclosure

Recipient agrees that it will use the same care and discretion to avoid Disclosure of any Confidential Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate (but in no event less than a reasonable degree of care). Except as otherwise expressly permitted in writing by an authorized representative of Discloser, Recipient agrees that it will not: (a) use the Confidential

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

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Information of Discloser for any purpose other than the purpose for which Discloser disclosed the information; or (b) disclose or reveal Confidential Information of Discloser to any person or entity other than its employees, directors, officers, agents and consultants who (i) have a need to know to further the purpose of this Agreement; and (ii) are subject to legally binding obligations of confidentiality no less restrictive than those contained in this Agreement.

Exceptions

The obligations set forth in Section 7.1 shall not apply to Confidential Information that: (a) before the time of its Disclosure was already in the lawful possession of the Recipient; or (b) at the time of its Disclosure to Recipient is available to the general public or after Disclosure to Recipient by Discloser becomes available to the general public through no wrongful act of the Recipient; or (c) Recipient demonstrates to have been lawfully and independently developed by Recipient without the use of or reliance upon any Confidential Information of the Discloser and without any breach of this Agreement.

Disclosures Required by Law

If Recipient becomes legally compelled (by deposition, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then Recipient shall notify Discloser of the requirement promptly in writing so that Discloser may seek a protective order or other appropriate remedy. If a protective order or other remedy is not obtained, or if Discloser waives in writing compliance with the terms hereof, then Recipient shall furnish only that portion of the information which Recipient is advised by written opinion of counsel is legally required and to exercise reasonable efforts to obtain confidential treatment of such information.

Disposal of Confidential Information

Upon termination of this Agreement or upon Discloser’s request at any time, Recipient agrees to promptly return to Discloser all copies of Confidential Information. If return is impossible as to any portion of the Confidential Information, then Recipient shall certify to Discloser promptly that all such Confidential Information of Discloser, including all copies thereof, has been totally and permanently destroyed. Strategic will return to the Customer, all Customer Data in its possession at the date of termination in its then-existing format and on its Customer-supplied media, however, Strategic may keep a copy in accordance with its record retention policy. Any conversion of format or media performed by Strategic in order to discharge its obligations under this Section shall be at Customer’s expense.

Remedies

The Parties acknowledge and agree that a breach of this Agreement by either Party will cause continuing and irreparable injury to the other’s business as a direct result of any such violation, for which the remedies at law will be inadequate, and that Discloser shall therefore be entitled, in the event of any actual or threatened violation of this Agreement by Recipient, and in addition to any other remedies available to it, to seek to obtain a temporary restraining order and to injunctive relief against the other Party to prevent any violations thereof, and to any other appropriate equitable relief.

Duration

The obligations set forth in this Section 7 shall apply during the term of this Agreement for a period of one (1) year.

Ownership Rights

Services

Strategic retains all right, title, and interest in the Services and in all improvements, enhancements, modifications, or derivative works thereof including, without limitation, all rights to patent, copyright, trade

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

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secret, and trademark. The Services contain proprietary and confidential information that is protected by applicable intellectual property and other laws, and Customer agrees not to disclose such information to any third party without Strategic’s prior permission.

Content

Strategic acknowledges and agrees that all Content, including copyrights, trademarks, database rights and other intellectual property contained in such Content are owned or licensed by Customer. Customer grants Strategic a license to store, record, transmit and display the Content solely to perform Strategic’s obligations under this Agreement.

Representations and Warranties

By Each Party

Each Party represents and warrants to the other Party that: (a) it has full power and authority to enter into this Agreement; (b) it is in compliance, and will continue to comply during the term of this Agreement, with all laws and regulations governing its possession and use of Customer Data and its provision or use of the Services; and c) it has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

By Customer

Customer represents and warrants to Strategic that: (a) it owns, or is a licensee of, having the right to sublicense, the Content and that Customer has the right to grant Strategic the rights that Customer purports to grant in this Agreement; (b) Strategic’s possession or use of the Content or Customer Data does not and will not infringe on, violate, or misappropriate any patent, trademark, or copyright, or misappropriate any trade secret or other proprietary right of any third party; and (c) it will not use, nor will it allow any third parties under its control to use, the Services for high risk activities, such as the operation of nuclear facilities, air traffic control, or life support systems, where the use or failure of the Services could lead to death, personal injury, or environmental damage.

By Strategic

Strategic represents and warrants to Customer that:

•

Industry Standards – The Services shall be performed in a good, workmanlike, professional and conscientious manner by experienced and qualified employees of Strategic according to the generally accepted standards of the industry to which the Services pertain. For Services containing a deliverable, such Services will be deemed accepted by Customer if not rejected in a reasonably detailed writing within five (5) days of submission to Customer, or as otherwise identified in the applicable Statement of Work. In the event the Services provided by Strategic are not in conformance with this warranty, Customer must provide written notice to Strategic within five (5) days after the performance of the Services and such notice will specify in reasonable detail the nature of the breach. Upon confirmation of the breach, Strategic will use commercially reasonable efforts to take the steps necessary to correct the deficiency at no charge to Customer. This is Customer’s sole and exclusive remedy for breach of this warranty.

•

Service Levels – The Services will meet the technical standards of performance or service levels, if any, set forth in the applicable SOW. Customer’s sole and exclusive remedy for any failure to meet the applicable technical standards of performance or service levels shall be as specified in the applicable SOW.

•	Staffing Placement Services – Strategic warrants that any consultant provided to Customer will have the qualifications and hold the certifications represented to Customer by Strategic. Strategic

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

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makes no other representations or warranties with respect to the staffing placement Services to be provided.

Customer is not authorized to make, and Customer shall not make, any representations or warranties on behalf of Strategic to any third party. Customer shall be solely responsible and liable for any representations or warranties that Customer makes to any third party regarding Strategic, the Hosted Environment, the Services, or any other aspect of this Agreement. Strategic makes no representations or warranties with regard to the Third Party Services and passes through to Customer the terms and conditions for the services delivered by a third party.

Disclaimer

Except as expressly provided in this section, neither party makes any other representation or warranty of any kind, whether express, implied, statutory or otherwise, including, without limitation, the implied warranties of merchantability, fitness for a particular purpose, non-infringement, and any warranties arising from the usage of trade or course of performance. No employee, agent or representative of Strategic is authorized to many any additional or other representations or warranties on behalf of Strategic. Customer is not relying on any other representations or warranties. In addition, Customer understands and acknowledges that the interest if not a secure medium, may be inherently unreliable and subject to interruption or disruption and may be subject to inadvertent or deliberate breaches of security, for which strategic cannot be held liable.

Indemnification

Indemnification by Strategic

Subject to the terms and conditions in this Agreement, Strategic will, at its cost, (i) defend Customer and its officers, directors, shareholders, employees, agents, successors and assigns (collectively the “Customer Indemnified Parties”) from and against any claim, suit, action, or proceeding (threatened or otherwise) (each a “Claim”) made or brought by a third party against Customer Indemnified Parties to the extent based upon (a) any breach by Strategic of any of it representations and warranties under Section 9.1; (b) real property damage or personal injury, including death, solely and directly caused by Strategic’s employees or contractors in the course of performance under this Agreement; (c) any breach by Strategic of Section 7 but only with respect to the Disclosure of Confidential Information and to the extent the Disclosure is the result of actions predominantly attributable to Strategic; (d) any uncured breach by Strategic of its obligations under Section 5; and (e) any allegation that Customer’s receipt of the Services under this Agreement infringes any of such third party’s copyrights, or any such third party’s patents issued in the United States as of the Effective Date, or misappropriates any of such third party’s trade secrets (each an “IP Claim”); and (ii) Strategic shall pay any final award of damages (or settlement amount approved by Strategic in writing and) paid to the third party that brought any such Claim.

Indemnification by Customer

Customer will indemnify, defend and hold harmless Strategic and its officers, directors, shareholders, employees, agents, successors and assigns from any and all liabilities, damages, costs and expenses, including reasonable attorney’s fees and expenses, arising out of any claim, suit or proceeding (threatened or otherwise) made or brought by a third party against Strategic or its officers, directors, shareholders, employees, agents, successors and assigns based upon (a) any breach by Customer of any of it representations and warranties under Section 9; (b) real property damage or personal injury, including death, directly caused by Customer; (c) any breach by Customer of Section 7 but only with respect to the Disclosure of Confidential Information and to the extent the Disclosure is the result of actions predominantly attributable to Customer; (d) any breach by Customer of its obligations under Section 6.1 and Section 6.3; and (e) any claim that Strategic’s possession, storage, or transmission of the Content or possession or use

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

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of the Customer Components, infringes on, violates, or misappropriates any patent, copyright, trademark, service mark, trade secret or other intellectual property or proprietary rights of such third party.

Procedure

A Party (or other person) having a right to defense and indemnification under this Agreement (“Indemnified Party”) that desires such indemnification shall tender to the Party having an obligation to defend and indemnify under this Agreement (“Indemnifying Party”) sole control of the defense and settlement of the Claim for which indemnity is sought, provided that the Indemnified Party shall notify the Indemnifying Party promptly in writing of each Claim and the Indemnified Party shall give the Indemnifying Party information and assistance to defend and settle the Claim. The Indemnified Party, at its own expense, shall have the right to employ its own counsel and to participate in any manner in the defense against any claim for which indemnification is sought under this Section 10. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any Claim. In no event shall either Party make any settlement of a Claim, including without limitation, any settlement that involves a remedy relating to admission of liability by, injunctive relief against, or other affirmative obligations by the Indemnified Party without the other Party’s prior written consent, which consent will not be unreasonably withheld, delayed, or conditioned.

Mitigation for IP Claims

At any time after notice of an IP Claim, or if Strategic believes there is a basis for an IP Claim, Strategic has the right, at Strategic’s sole option and expense, to either (a) procure the right for Customer to continue receiving the Services as provided in this Agreement, or (b) replace or modify the applicable Service with a service that has substantially similar functionality and that Supplier believes would not be subject to the IP Claim. If Strategic deems (a) or (b) not feasible or not commercially reasonable, Strategic has the right to terminate the applicable SOW. In the event of any such termination, Strategic will refund to Customer the unused portion of any amounts paid by Customer for the affected Service. In addition, upon any such termination, Customer shall cease the use of the applicable Service.

Limitations as to IP Claims

Notwithstanding anything to the contrary, Strategic shall have no obligations or liability under section “Indemnification by Strategic” if the IP Claim is based upon, arises out of, or is related to, in whole or in part, or if any of the following apply: (a) the combination of the applicable Service with any product, software, solution, or service not entirely developed and provided by Strategic, (b) use of the applicable Service outside the scope of the licenses or rights set forth in this Agreement or in violation of any law or any restriction or limitation set forth in this Agreement, (c) Customer’s failure to comply with Strategic’s direction to cease any activity that in Strategic’s reasonable judgment may result in an IP Claim, (d) any allegation by a third party that does not specifically reference a Strategic Service, or that does not reference a feature of function of a Strategic Service, or (e) any IP Claim for which Customer does not promptly tender control of the defense thereof to Strategic.

Sole Remedy

The terms in this section (Indemnification) shall be the Customer’s sole and exclusive remedy and Strategic’s sole and exclusive liability and obligation with respect to third party claims of infringement or misappropriation of third part intellectual property rights. Except as expressly set forth in this section (Indemnification), Strategic shall not have any obligation to defend of indemnify Customer for third party claims.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

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Limitation of Liability

Limit on Types of Damages Recoverable

To the maximum extent permitted by applicable law, neither party will (and Strategic’s suppliers and licensors will not) be liable to the other party or any other party claiming through a party for any incidental, consequential, special, indirect, exemplary, or punitive damages (Including, without limitation, lost profits, lost revenues, loss of goodwill, lost or damaged data, investments made, and loss of business opportunity or interruption) that the other party may incur or experience in connection with this agreement, any sow, or the services, however caused and under whatever theory of liability (including, without limitation, breach of contract, tort, strict liability and negligence), even if (a) such party has been advised of the possibility of such damages, (b) direct damages do not satisfy a remedy, or (c) a limited remedy set forth in his agreement or any sow fails of its essential purpose.

Limit on the Amount of Damages Recoverable

To the maximum extent permitted by applicable law, Strategic’s total cumulative liability under or relation to this agreement and the services, regardless of the nature of the obligation, form of action or theory of liability (including without limitation, contract, tort, strict liability, and negligence), shall be limited in all cases to an amount which shall not exceed, in the aggregate, fees paid by Customer to Strategic during the six (6) month period immediately preceding the first event giving rise to liability for the services that are the basis of the particular claim and under the applicable SOW.

Non-Managed Systems

Strategic shall not be liable for any damages caused by services, systems, software, or other components that neither it nor its employees, agents or subcontractors furnish or manage pursuant to this Agreement.

Applicability

The terms in this Section 11 shall apply to the maximum extent permitted by applicable law. If applicable law precludes a party from excluding liability for certain types of damages for certain acts or omissions or capping its liability for certain acts or omissions, then the terms in this Section 11 shall apply to not limit liability for such acts and omissions, but will apply for all other acts and omissions.

Allocation of Risk

Each party acknowledges that the foregoing damages exclusions and limitations of liability set forth in this section, reflects the allocation of risk set forth in this agreement and acknowledges that the other party would not have entered into this agreement absent such exclusions and limitations of liability or that the prices paid by customer for the services would have been higher.

Terms and Termination

Terms of this Agreement

This Agreement shall commence on the Effective Date and remain in effect until terminated by either party as provided in this section.

Terms of Statement of Work

The term of each SOW shall be as specified in that Statement of Work.

Termination for Convenience

Either Party may terminate this Agreement for convenience at any time upon written notice to the other Party. If there are any pending Statements of Work, termination shall be effective upon the expiration or termination of the last Statement of Work. If there are no pending Statements of Work, termination shall be effective upon receipt of the written notice.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Termination For Breach

Either Party may terminate this Agreement or any individual SOW in accordance with subsection 12.3.1 (in certain circumstances where an opportunity to cure must be provided) or subsection 12.3.2 (in certain circumstances where an opportunity to cure is not available).

•

Cure – If the other Party breaches any material provision of this Agreement or any SOW and fails to cure such breach within thirty (30) days of receipt of notice of such breach from the non-breaching Party (“Cure Period”). The notice from the non-breaching Party shall specify the basis on which the Agreement or SOW is being terminated, including a description of the breach and how the breach can be cured within the Cure Period. If the breaching Party fails to cure the breach within the Cure Period, then termination shall be effective on the thirty-first (31st) day following receipt of such notice by the breaching Party.

•

No Opportunity to Cure – If: (a) the other Party breaches any representation or warranty in this Agreement, subject to the limitation set forth in Section 9.3.2; (b) any representation or warranty is inaccurate, incomplete, false or misleading in any material aspect; or (c) the breach is of a type or nature that is not capable of being cured within such time period (such as, by way of example and not limitation, an obligation relating to Confidential Information). The notice from the non-breaching Party shall specify the basis on which the Agreement or SOW is being terminated, including a description of any breach. Termination shall be effective immediately upon receipt of such notice by the breaching Party.

Termination for Financial Insecurity

Either Party may terminate this Agreement and all SOWs upon written notice if the other Party ceases conducting business in the normal course, admits its insolvency, makes an assignment for the benefit of creditors, or becomes the subject of any judicial or administrative proceedings in bankruptcy, receivership or reorganization. Termination shall be effective upon receipt of the written notice.

Final Payment

Within thirty (30) days after any termination of this Agreement or individual SOW, Strategic will submit to Customer a final itemized invoice for all fees and expense due and owing by Customer. Customer shall pay the invoice in accordance with section “Invoices.”

Effects of Termination

Upon termination of this Agreement or an individual SOW and payment by Customer of the final invoice described in section “Final Payment,” Strategic will, to the extent applicable:

(a)	Exercise reasonable efforts and cooperation to effect an orderly and efficient transition of Services to any successor provider identified by Customer;

(b)	Disclose to Customer all relevant information regarding the equipment, software and third-party vendor services required to perform the Services;

(c)	Make reasonable efforts to effect a transfer or assignment of relevant licenses or agreement(s) for software or any third-party services utilized exclusively to provide the Services to Customer;

(d)

At Customer’s option, either provide Customer with a full backup of the Customer Data in NetBackup format (including the encryption keys necessary to decrypt such media if such media is encrypted) or destroy such full backup; and

(e)	Expire all NetBackup catalog references to Customer Data.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Any additional transition services requested by Customer shall be provided by Strategic on a time and material basis.

Survival

Those provisions that by their nature should survive termination of this Agreement, will survive termination. Without limiting the generality of the foregoing statement, Sections 8 (Ownership Rights); 9 (Representations and Warranties); 10 (Indemnification); and 11 (Limitation of Liability) shall survive any termination of this Agreement.

Miscellaneous

Force Majeure

Neither Party shall be liable to the other Party for any delay or failure to perform, which delay or failure is due to causes or circumstances beyond its control and without its fault or negligence, including acts of civil or military authority, national emergencies, labor strikes, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation or a general and/or city-wide power failure. Each Party shall use reasonable efforts to mitigate the extent of the aforementioned excusable delay or failure and their adverse consequences, provided however, that should any such delay or failure continue for more than thirty (30) days, the Agreement may be terminated without liability by the non-delaying Party.

Export Compliance

Each Party shall be responsible for compliance with all applicable export and re-export control laws and regulations, including, without limitation, the Export Administration Regulations (15 CFR Parts 730-774) maintained by the United States Department of Commerce and that it is not relying on the other Party for any advice or counselling on such export control requirements. Customer shall be solely responsible for such compliance with respect to Customer Data and the Content that it provides to Strategic.

Insurance

Each Party will obtain and maintain in effect during the term of this Agreement, a policy or policies of comprehensive general liability, workers’ compensation, professional liability and other types of insurance each deems necessary to protect their individual interests from such claims, liabilities, or damages which may arise out of the performance of their respective obligations under this Agreement. For the avoidance of doubt, each Party is solely responsible for insuring its personal property wherever located and each Party acknowledges that neither of them will insure the property of the other while it is in transit or in the possession of the opposite Party.

Waiver

The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any rights and the obligations of the Party with respect to such future performance and shall continue in full force and effect.

Agreement Binding On Successors

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assignees of the respective Parties.

Governing Law and Jurisdiction

The validity, construction and interpretation of this Agreement and the rights and duties of the Parties hereto, shall be governed by and construed in accordance with the laws of the State of California. Any legal action or proceeding arising under this Agreement will be brought either in the federal court in San Diego

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

County, California or state courts located in San Diego County, California and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.

Relationship of Parties

The Parties hereto are independent contractors and this Agreement shall not create or imply an agency relationship between the Parties. Pursuant to and during the term of this Agreement, Strategic may, from time to time, request that the Customer execute such instruments and documents appointing Strategic an agent of the Customer for a specific limited purpose. An officer of Customer shall, in a timely manner, execute and deliver to Strategic or the third party requiring the same, such instruments designating Strategic as Customer’s agent to the extent required by Strategic to manage and perform to Services provided by it under this Agreement.

Subcontractors

Strategic may engage subcontractors to perform services under any SOW. Except as provided herein, Strategic shall be fully responsible for the acts of all subcontractors to the same extent it is responsible for the acts of its own employees.

Severability

In the event that any of the provisions of this Agreement are declared or held by a court of competent jurisdiction invalid, illegal or unenforceable, the unaffected portions of this Agreement shall be unimpaired and remain in full force and effect. In the event of such a ruling, the Parties shall negotiate in good faith a substitute for the provision declared invalid, illegal or unenforceable.

Notices

Any notices or other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be sufficiently given if hand delivered or sent by first-class certified or overnight delivery mail, postage prepaid:

If to Strategic:

Strategic Information Group.

Attn: President

1953 San Elijo Ave, Suite 201

Cardiff-by-the-Sea, CA 92007

If to Customer, then to the person executing this Agreement on behalf of Customer at the address indicated on the first page of this Agreement.

A Party may change its address for notices by sending a change of address notice using this notice procedure.

Errors

Neither Party shall be held accountable nor incur any additional costs due to discrepancies, errors, omissions in documentation or other information supplied by the other Party.

Active Negotiations

Each Party acknowledges that this Agreement has been the subject of active and complete negotiations, and that this Agreement should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

Captions

The descriptive headings of the Sections and subsections of this Agreement are for convenience only, do not constitute a part of this Agreement, and do not affect this Agreement’s construction or interpretation.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Amendments

No waiver of any right or remedy and no amendment, change or modification of the terms of this Agreement shall be binding on a Party unless it is in writing and is signed by the Party to be charged.

Counterparts

This Agreement may be executed in two or more counterparts, each of which will be considered an original but all of which together will constitute one agreement.

Publicity

Nothing contained in this Agreement shall be interpreted so as to permit Strategic or Customer to publicize its business relationship with the other Party or the nature of the Services performed for Customer, without the other Party’s prior written consent.

No Solicitation of Employees

Each Party agrees that during the term of this Agreement, and for a period of one year after the termination or expiration of this Agreement, it will not solicit, without the other Party’s prior written consent, any person employed then by the other Party if such person became known to the soliciting Party through the relationship established pursuant to this Agreement. This prohibition will not apply to job opportunities posted on recruiting websites or in other publications in which one Party seeks to find candidates for open positions (absent direct solicitation and/or recruitment). Any violation of this provision may be remedied in equity and law at the discretion of the offended party. It is stipulated that any completed and successful recruitment of an employee from the other party is in violation of this Paragraph subjects the offending party, among other possible remedies, to the payment of damages to the offended party in an amount equal to the greater of a) the employee’s last year’s salary and b) the employee’s first year’s salary at the new employer.

No Third Party Beneficiaries

Except as provided in Section 10 (Indemnification), this Agreement does not and is not intended to confer any enforceable rights or remedies upon any person or party other than the Parties.

Entire Agreement

This Agreement, including all SOWs and all schedules, attachments and/or other documents attached hereto or incorporated by reference constitutes the final agreement between the Parties. It is the complete and exclusive expression of the Parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the Parties on the matters contained in this Agreement are expressly superseded by this Agreement. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. In entering into this Agreement, neither Party has relied upon any statement, representation, warranty or agreement of the other Party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement, other than those expressly stated in this Agreement.

Dispute Resolution

Prior to initiating any legal action in any dispute subject to this Agreement, the parties agree to communicate directly with each other in a good faith effort to resolve such dispute and, as to any matter unresolved after such communications, further agree to participate in a mediation before a mutually selected, impartial mediator in a good faith attempt to negotiate a resolution of such matter. The costs of the mediation shall be paid by the parties on a 50/50 basis.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Successors in Interest

This Agreement shall be binding on any and all successors in interest of the parties and no merger, acquisition, or business reorganization by any party shall change the rights, duties, and obligations of that party hereunder.

The parties have executed this Agreement as of the Effective Date.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Appendix E – Hosting Services Statement of Work Agreement

General Overview	39

Contracted LEC Offerings	39

Monitoring and Management Services	39

Implementation Services	40

Customer Selected Services and Pricings	40

Time and Materials Rates & Travel Expenses	40

Term and Early Termination	40

Commencement Date	40

Term	40

Early Termination Fee	40

Service Level Agreements	41

Setup Roles and Responsibilities	41

Assumptions	41

Contact Information	41

Schedules	42

Schedule A – LEC Service Structure	42

Schedule B – LEC Service Level Agreements	50

Schedule C – Assumptions	53

Attachments	55

Attachment 1 – Service Offering	55

Attachment 2 – LEC Infrastructure	60

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

General Overview

Strategic Information Group, Inc. in partnership with Logicalis, Inc. is proud to offer the Logicalis Enterprise Cloud (LEC) solution for Client. (“Client”) ERP hosting solution.

Strategic is partnering with Logicalis to provide data center, application, unified communication implementation services based on Customer’s requirements.

The Logicalis Enterprise Cloud (LEC) provides secure, virtual Operating Environments supporting selected software, network services, storage & backups, coupled with professional monitoring and management services.

Strategic Information Group, Inc. is committed to providing Services defined in the Statement of Work (“SOW”) to Client (“Customer”). These hosting services are provided on a 24 hours per day, 365 day per year basis.

This SOW describes the hosting services associated with: service tasks, alarm thresholds, urgency classifications, and prioritization that will apply to this project.

References to Logicalis are made in this document in reference to the service they are providing as a partner of Strategic Information Group, Inc. for these hosting solutions.

Contracted LEC Offerings

Below is a list of selected LEC services being implemented for this project:

Table 1: Logicalis Enterprise Cloud Service Option Summary

	X86 Compute Container		Managed Virtual Server / Service	Software
X	Flexible Container		Virtual Windows Server	SharePoint
	Fixed Container	X	Virtual Linux Server (Red Hat)	Citrix XenApp
	DR Container		Virtual Windows Server w/ SQL
WAN Acceleration
Load Balancer

The LEC service structure is set forth on the attached Schedule A.

A dashboard/self-service portal is available for the Customer to query reports, analyze graphic data, create service call tickets, make requests and approve changes.

Monitoring and Management Services

All Service Offerings include:

•	Change Management

•	Reporting & Portal Access

The scope and level of event detection, notification, incident management, remediation, problem and event analysis and service delivery reviews is described in the applicable Service Offering Attachment. All services are conducted from Logicalis’ Operations Center. Strategic will work with the customer and Logicalis to ensure these items are properly implemented for the customer.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Implementation Services

Based on the information provided, Strategic will work on the following Professional Services Tasks and Activities.

•	Create Server validation protocol

•	Execute Server validation protocol steps

•	Document Server validation result and provide report to client

The Implementation Services will be considered complete when any one of the following criteria is met:

•	The services outlined above are complete.

Customer Selected Services and Pricings

Strategic’s services are priced per the attached document(s) of the same date. These prices are valid for the Initial Term.

Time and Materials Rates & Travel Expenses

Any request outside of the scope of this SOW will be evaluated on a case-by-case basis and, if approved, be executed through a separate SOW and delivered on a time-and-materials basis at the Standard Time and Materials Rate of (TBD) based on scope of work per hour, or executed through a Change Order to this SOW. A minimum charge of 1 hour for off-site services and 8 hours for on-site services may apply. Should any of this work be scheduled outside of normal business hours (8:00 AM – 5:00 PM, Monday through Friday), on a holiday, or on the weekend, a rate of $225 per hour will apply.

Travel expenses will be tracked separately and billed directly to the client. Travel expenses will include cost incurred from travel (airfare, rental car, mileage, tolls, and lodging. The amount does not include taxes, if any, which will be client responsibility.

Strategic will coordinate any Time and Materials or Travel activity and will include with invoicing which will occur on a weekly basis for ad hoc consulting services. Billing will occur on the 1st day of the month for the services to be provided for the following quarter.

Term and Early Termination

Commencement Date

As used in this SOW, “Commencement Date” means the date the contracted services are fully operational and available to Customer. Strategic will inform Logicalis to begin set-up services once this SOW is executed. Assuming Customer fully performs its set-up responsibilities in a timely fashion, the Commencement Date should occur within 30 days of the execution date of this SOW.

Term

The initial term of this SOW is - 12 months and will commence on the Commencement Date (the “Initial Term”). Thereafter, this SOW will automatically renew for successive one (1) year renewal terms unless terminated by either party upon written notice to the other at least ninety (90) days before expiration of the then-current term.

Early Termination Fee

Customer may terminate this SOW for convenience at any time during the Initial Term upon a minimum of thirty (30) days’ prior written notice to Strategic. Such termination will not become effective until Customer has paid (a) any outstanding invoices still owed and (b) an early termination fee equal to thirty five (35%)

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

of the Monthly Recurring Fees for the remaining months (including partial months) in the Initial Term. For purposes of computing the Early Termination Fee the “Monthly Recurring Fee” means the monthly recurring fees paid or owed by Customer for the full month immediately preceding the termination or seventy-five percent (75%) of the monthly recurring fees on the Commencement Date, whichever amount is greater.

Service Level Agreements

The service level agreements (“SLAs”) for the LEC services are set forth on the attached Schedule B.

Setup Roles and Responsibilities

The roles and responsibilities and a description of certain one-time setup tasks needed in order to prepare Strategic’s and Customer’s environment for ongoing services are set forth on the attached quote.

Assumptions

The scope, pricing and deliverables under this SOW are based on the assumptions set forth on the attached Schedule C. Any change to these assumptions may result in a change in pricing.

Contact Information

Contacts for the specification and delivery of services under this SOW are:

Service Contact	Title	Street Address City, State, Zipcode	Phone

Contacts for any billing and invoicing regarding this SOW are:

Service Contact	Title	Street Address City, State, Zipcode	Phone

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Schedules

Schedule A – LEC Service Structure

1.	Compute Container

A Compute Container consists of a collection of infrastructure (CPU, Memory, Storage, & Network Bandwidth), and associated Virtual Machines. Strategic in partnership with Logicalis is able to offer various Compute Container options:

Table A-1: Compute Container options

Compute Container	Brief Description
x86 Fixed Compute Container	Is a Compute Container that does not offer burstability, i.e., there is no ability to exceed the selected container capacity in terms of CPU and Bandwidth.

x86 Flexible Compute Container	Is a Compute Container that has the ability to burst within the Logicalis Enterprise Cloud, i.e., CPU compute resources (Ghz) and bandwidth (Mbps), resources have the ability to exceed the contracted allotment based on the 95th percentile (described below).

x86 DR Compute Container	Cost effective-Non-burstable Compute container designed to support a clients DR replication (leveraging Double Take technologies for x86 technologies (Windows & Linux).

IBM Power Fixed Compute Container	Is a Compute Container capable of supporting IBM Power Solutions (AIX & IBM i) that does not offer burstability, i.e., there is no ability to exceed the selected container capacity in terms of CPU and Bandwidth.

IBM Power Flexible Compute Container	Is a Compute Container capable of supporting IBM Power Solutions (AIX & IBM iSeries) that has the ability to burst within the Logicalis Enterprise Cloud, i.e., CPU compute resources and bandwidth (Mbps), resources have the ability to exceed the contracted allotment based on the 95th percentile (described below).

95th Percentile Measurement

•	Burstability usage of CPU and Network Bandwidth (Mbps) is measured by taking samples of usage every 5 minutes during a calendar month.

•

The measurements are stored and become data points. At the end of the month, all data points taken during the month are ranked in ascending order. Logicalis will discard the top 5% for each set of data points. The highest remaining sample of each technology set becomes the account’s sustained (base) or Burstable usage number for that billing cycle.

•	The Burstable usage is rounded up to the nearest whole number and is invoiced monthly based on the additional burstable charge set forth below in Table A-2.

Table A-2: Computer Container Matrix

Compute Container Resources	Units	95th Percentile*
CPU (Ghz)* (x86)	1 Ghz	Yes
CPW (IBM i OS)	500	Yes
rPerf (AIX)	2	Yes
Memory	1 GB	NA
Network Bandwidth (Mbps)	1 Mbps	Yes
Storage (GB)	25 GB	NA
Encrypted Storage (GB)	25 GB	NA

*

If burstability usage exceeds the contracted allotment based on the 95th percentile. Customer shall pay an additional burstable charge equal to 135% of calculated monthly cost per unit. Burstability is capped at 150% subject to resource availability.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

2.	Virtual Machine

A Virtual Machine (“VM”) is a software implementation that executes programs in the same manner as a physical machine. Each Compute Container houses select VM’s to run within the Cloud. Each VM and its associated components are monitored and managed by Logicalis at a customer selected service level.

Each Virtual Machine includes:

•	VM w/ Operating System & assigned memory

•	Patching & Management of Operating System

•	Backups of all Virtual Operating Systems and associated data

•	1 External IP Address

•	50 GB OS boot partition per VM

•	Optional - Monthly Licensed Software (database, middleware, collaboration, etc.)

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Managed Services Solutions Monitoring and Management Services (Optional)

1.	Change Management

Logicalis provides change management for all contracted Service Offerings as described below. Change Types, Major, Minor and Routine. Any change outside of those listed in the applicable Service Offering Attachment will be assessed to determine scope and will be proposed on a T&M basis.

Table A-3: Change Target Lead Time

Type	Target Lead Time
	Build Change Plan	Execution
Major	120 Hrs	Planned Date
Minor	72 Hrs	Planned Date
Routine	24 Hrs
Routine with Approval	24 Hrs
Emergency – Major	24 Hrs
Emergency – Minor	24 Hrs
Emergency – Routine	4 Hrs

*

Logicalis will make every effort to meet these Target Lead Times, however, failure to do so does not constitute a breach of contract or a SLA penalty. The Change Target Lead Timers will pause while waiting for Customer approval or vendor responses or any other condition outside of Logicalis’ control.

Change Process Overview

Major and Minor Change process overview for a non-validated environment. These items will be discussed as part of the on-boarding process of how they should be handled in a validated environment. If required for a validated environment, an appendix of the change process for the Validated environment can be added to the SOW to ensure proper documentation of the validated environment.

Routine Change process overview:

*	If not originated, or provided, by customer
**	Only required if the Requestor is not a designated Change Approver

Change Notes and Process

•	Change requests can be initiated by Strategic and/or Logicalis or Customer.

•	Customer change requests must provide detailed and relevant information for change.

•

Change approval is required from the Customer, Strategic, and from Logicalis’ Change Board (CAB) prior to execution of a change with the exception of Routine Changes and Emergency changes, see relevant sections below.

•

Change process in a validated environment must follow the change control process that has been established for the customer. Strategic will work with the Customer and Logicalis to ensure changes are properly made.

•	Any Customer-requested change, outside of those listed in the applicable Service Offering Attachment, will be assessed to determine scope and will be proposed on a T&M basis.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

•

Strategic and/or Logicalis will utilize Customer-provided maintenance windows. Where necessary, Strategic and /or Logicalis will schedule additional maintenance windows with Customer to implement Customer-approved changes.

•	Electronic change requests will be used for all changes unless otherwise stated for a validated environment.

•	A Customer-authorized approver will provide electronic approval for change prior to change evaluation and implementation unless otherwise stated for a validated environment.

Table A-4: Change Types

Type of Change	Description
Patch Changes

•   Patching and updates are included in the Hosting price

•   Strategic and Logicalis will review and work together with the customer to provide proper OS level patches.

•   Customer is required to maintain a support contract at an appropriate level in order to obtain the patch media sets.

•   Where applicable, Customer needs to provide the test environment and resources for testing patches, and for testing/deploying new code or technology. Testing of patches with applications is provided by Logicalis on a T&M basis.

Routine Changes	• Routine Changes, defined in the Service Offering Attachment(s), are deemed to be pre-approved and do not require change approval from Customer or Logicalis’ CAB.

Emergency Changes

•   An Emergency Change occurs when both of the following conditions are true:

•   The device requiring the change is covered by a Platinum Service Level; and

•   A High Urgency Event, as defined in the Incident Management Services tables within the Service Offerings Attachments section, is associated with the change.

•   Emergency Changes will follow an escalated approval process and will bypass Customer approvals. Customer will however be notified of the Emergency Change. Approvals will be documented by Logicalis’ Emergency Change Board (ECAB). Full documentation will be provided after the change and Customer sign-off will be required to confirm restoration of service and change success.

•   The following scenarios will be billed in one (1) hour increments on a premium T&M basis at $320 per hour and will be prioritized immediately after any Platinum Emergency Changes or P1 Incidents:

•   Changes deemed to be an Emergency by Customer, for a Cl not covered by Platinum Service Level.

•   Emergency Changes that are required as a result of something the Customer performed in the environment.

•   Emergency Changes will be evaluated before and after execution to ensure adherence to the conditions above. As a result of this evaluation, Logicalis reserves the right to modify Emergency Changes to the premium T&M rate

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

2.	Portal Reports and Portal Access

Portal Reports

Logicalis provides incident reporting directly through the Self-Service Portal. The “SS-P” license type (see “Portal” section below) allows custom filters and views of ticket data. In addition reports related to specific Service Offerings can be found within the reporting section of the applicable Service Offering Attachment.

Upon request the following reports can be produced on a quarterly basis:

•	Ticket Performance Report – Shows a summary of how many tickets met the TRT vs. tickets that didn’t meet the TRT.

•	Missed TRT Report – Shows Ticket Summary information for each ticket that missed the TRT, grouped by Valid misses and Invalid misses. This report will show the target and actual time for each ticket.

•	For LEC services, % of Compute Container capacity

Portal Access

Strategic and Logicalis provide portal access to a variety of information and functions. The following portal user roles define the access and functionality available. Strategic uses the portal to communicate and track issue for the customer. It is optional for the customer to have access to the portal. Monthly fee for the portal license is $30/month.

Table A-5: Portal User Roles (optional)

	Self-Service (SS)	Self-Service Plus (SSP)
Ticket Creation
Create a Service Call Ticket for Logicalis	✓	✓
Create a Request for Information Ticket for Logicalis	✓	✓
Create an Information only Ticket for Logicalis	✓	✓
Create Change Requests		✓
Approve Changes	✓	✓
Views/Reports
View Homepage Dashboard	✓	✓
View Knowledge Articles	✓	✓
View My Incidents (open, resolved, closed)	✓	✓
View My Changes (pending, open, closed)	✓	✓
View Monitoring Analysis & Reporting	SD	SD
View My Problems (open, resolved, closed)		✓
View All Incidents (open, resolved, closed)		✓
View All Changes (open, closed)		✓
View All Problems (open, resolved, closed)		✓
View Critical Incidents Map		✓
View CMDB/Configuration Items		✓
Custom Views and Filters		✓
Administration
Notification Preferences	✓	✓
Password Change	✓	✓

*

SD – Service Dependent (i.e., availability of this feature is dependent on the type of Managed Services being provided). Please note additional license types are available for customers wanting to leverage the ticketing system for their internal use.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

3.	Audit

All audit related activities, including but not limited to, requests for custom reports, information gathering, and conference calls with internal or external auditors will be charged at the Time and Materials rate(s) noted in the SOW.

Setup Roles and Responsibilities

1.	Customer Roles and Responsibilities

For Customer’s Roles and Responsibilities, only items checked below apply to this SOW.

LEC	Managed Services	Implementation Services	Customer Roles and Responsibilities
✓			Complete on boarding information for Customer that includes contact information (telephone, cell phone, pager, e-mail)

✓			Specify Notification, Alert, and Escalation contacts for priority and device types. Customer needs to document who will be notified and how notification will be received (Customer may specify single or multiple notifications and also specify an escalation path).

✓			Participate in meetings to understand processes for assignment, escalation, change management, and status communication.

✓			Provide a distribution list, during the integration phase, within Customer’s email service for alarm notifications.

✓			Ensure that Strategic is kept up to date with changes to distribution list alarm notifications.

✓			Assign and make available a contact person with the authority to make decisions regarding alternative solutions and resolution verification recommended by Strategic. Strategic and/or Logicalis may, without penalty, pause SLA timers if the Customer contact is not available for necessary information or decisions.

Install, setup and configure of all hardware (i.e., servers, routers, switches, firewalls, etc.) and software (i.e., applications, databases, operation systems, etc.).

Provide all IP information and host name and serial numbers where applicable for all relevant Configuration Items.

Configure devices to report SNMP traps unless otherwise noted in this SOW.

Enable event forwarding to Logicalis’ management systems, i.e., Customer will open all Logicalis required ports to enable monitoring and management.

Strategic will assist customer in the completion of Logicalis Configuration requests detailing Customer’s technical environment.

Follow vendor’s device recommendations for all devices that are not hosted by Logicalis for example cooling / room temperature.

Either use a Logicalis-supplied VPN endpoint (preferred) or provide Logicalis access to ping Customer’s external interface of their VPN endpoint. This is important in determining the root cause of alarms. In either case, the VPN is required to be a persistent LAN-to-LAN connection.

Implement recommendations of Strategic and/or Logicalis. Strategic and/or Logicalis will always make a best effort to look out for the best

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interests of the Customer but Strategic and/or Logicalis are not responsible for Customer requests that do not follow best practices.

Assign and make available a contact person with the authority to make decisions regarding alternative solutions and resolution verification recommended by Strategic and/or Logicalis. Strategic and/or Logicalis may, without penalty, pause SLA timers if the Customer contact is not available for necessary information or decisions.

Strategic and Logicalis provides ticketing system functionality to ensure Disaster Recovery (D/R) service fail-over functionality between devices in the ticketing system. Strategic will work with the Customer to identify production/primary devices and fail-over devices. In the event a production server fails and a D/R server is activated as the primary server, Customer may call Strategic and request that the specific server be moved to “D/R Active” status. Logicalis will ensure the production server is in failed mode and will then activate the “D/R Active” status on the D/R server. The “D/R Active” status will ensure that all incidents and problems are handled with the same priority they would be for the equivalent production server. Customer will be responsible (as part of its D/R procedures) for calling to activate and de-activate the D/R status. Customer will also be responsible for identifying D/R & Production device relationships during the on boarding process and ensuring that Logicalis receives timely updates when changes to the D/R device relationships are made.

Work with Strategic and/or Logicalis to determine the severity, course of action, and remote assistance for incident resolution.

Where necessary, provide site resources to work with hardware vendor service personnel requiring on site access.

Provide required access and information to perform relevant management tasks per this SOW. SLA timers are paused while waiting for Customer or vendor.

Follow Strategic and/or Logicalis’ recommendations to resolve identified environmental or resource issues which are currently or can potentially cause future problems.

Provide access to vendor ticketing system where required.

✓

Provide timely access to people and information including, but not limited to, the following areas:

•   Operations personnel knowledgeable of system and network administration and problem resolution flow.

•   Applications knowledgeable personnel for the applications that will be running on the systems.

Management personnel who are knowledgeable of the architecture of the project to resolve issues that occur during the project. These people shall be designated in advance and be readily available to the Logicalis consultants. To the extent possible, meetings will be scheduled in advance. However, access on an ad hoc basis may be necessary as work proceeds.

✓	Schedule and facilitate ‘down-time’ for systems and applications during certain periods during the project.

✓	Provide appropriate work areas for Logicalis consultants when they are onsite. This includes a quiet work area, telephone access, printer access, Internet access, and fax access.

✓	Provide all necessary security access to the locations where the work is to be delivered.

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✓	Provide all the necessary support agreements for the software that is needed for the environment.

✓	Provide the specified/required floor/rack space, power and network connectivity for a single timely installation of the new hardware configuration.

✓	To have any and all licensing issues related to the movement of applications understood and resolved. New license key codes, if required, are obtained.

✓	To have all application sources readily available in the event of having to reload applications from scratch.

✓	Provide Customer personnel to perform all required backup of its data prior to work being performed by Strategic and/or Logicalis technical specialists.

2.	Strategic/Logicalis Roles and Responsibilities

For Strategic/Logicalis Roles and Responsibilities, only items checked below apply to this SOW.

LEC	Managed Services	Implementation Services	Strategic/Logicalis Roles and Responsibilities
✓			Provide/setup Compute Container with associated Virtual Machines and associated Cl per specifications in this SOW.

✓			Review of Configuration Item information that includes each item to be supported.

✓			Reports, Dashboards and Portal Setup.

✓			Configure Service Offering Reports as detailed in each Service Offering Attachment.

✓			Participation in meetings to discuss processes for assignment, escalation, change management, and status communication.

Connectivity Setup on Logicalis’ Network including IP addressing information, VPN Connectivity, testing, and documentation of networking support contacts at Customer.

Agent, SPI or Probe Installation and Configuration.

Review of (Customer completed) Configuration Item information that includes each item to be supported, support identifiers, IP addresses, IDs passwords, support contract IDs and contact information, and configuration documentation.

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Schedule B – LEC Service Level Agreements

1.	Compute Container

Logicalis Enterprise Cloud Availability

Logicalis maintains 99.9% availability of all Compute Containers to be measured and reported by monitoring critical services every 5 minutes. An “Outage” occurs when the Customer’s Compute Container is unavailable as defined below.

“Availability” Availability for each Compute Container will be calculated monthly using the following formula (and will be rounded up to the next one-tenth of a percentage point):

Compute Container Availability = [(Base Time – Unscheduled Downtime) / (Base Time)] x 100

“Base Time” equals 24 hours in a day multiplied by 60 minutes

“Unscheduled Downtime” equals the time (in minutes) in the applicable day during which any single component of the Compute Container Environment is not operational excluding “Scheduled Downtime”. For purposes of assessing the SLA Availability penalties below, the clock will start at the commencement of the Unscheduled Downtime and will stop when all single components of the Compute Container is operational.

“Scheduled Downtime” equals the aggregate total of all minutes of planned and scheduled maintenance performed during a day to perform any necessary hardware, operating software, network, database, application software maintenance, repairs, updates, and upgrades. Strategic and Customer will determine the dates, times and timeframe lengths of Scheduled Downtime in each Client SOW.

In the event 99.9% availability for the Compute Container is not achieved, Customer shall be entitled to one credit of 1/30th of the monthly recurring charges per day associated with the related service. Any cumulative credits will be applied quarterly as a reduction to the Customer’s next invoice. Total credits per month may not exceed the amount of one month’s recurring charges for the service. If Customer requires clarification of or modification to a credit, a request must be submitted by Customer to Strategic within forty five (45) days of credit issuance.

2.	Virtual Machines/Services

The monitoring and management services for VMs and associated Service Offerings have penalties based on resolving incidents and in committed time frames. Each VM and Service Offering is covered by a customer-selected Service Level which defines the priority for each event, per Table B-1 below. In turn, each priority has defined target resolution times, per Table Error! Reference source not found, below. For example, a High Urgency event on a Platinum Service Level is a Priority 1 Incident, whereas a Medium Urgency event on a Gold Service Level is a Priority 3 Incident.

Table B-1: Change Target Lead Times

Service Level
Event Urgency	Platinum	Gold	Silver
High	Priority 1	Priority 2	Priority 3
Medium	Priority 2	Priority 3	Priority 4
Low	Priority 3	Priority 4	Priority 5

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Table B-2: Target Resolution Times by Priority

Incident
Priority	Notification	TRT*
Priority 1	15 min	4 hr
Priority 2	15 min	8 hr
Priority 3	15 min	16 hr
Priority 4	15 min	32 hr
Priority 5	15 min	48 hr

Incident Priority Notes

Event Urgency is determined by either:

•	System Alarm Events - The urgency is pre-determined in the “Incident Management Services” tables. See applicable Service Offering Attachment.

•	Service Call Events – Event urgency is determined by the situation described by the caller.

SLA Penalties and Refunds

If any Target Resolution Times (TRT) from Table B-2 are not met the following SLA penalties as calculated below shall apply:

Table B-1: Service Level Penalties

Incident Priority	Penalty %
Priority 1 (P1)	45%
Priority 2 (P2)	35%
Priority 3 (P3)	25%
Priority 4 (P4)	20%
Priority 5 (P5)	10%

Penalty Payments are calculated as follows:

E (Exceeded Hours) x P (Penalty %) x V (CI Value) = Penalty paid per Incident incurring a missed TRT

“Exceeded Hours” The total number of incident resolution elapsed hours beyond the Target Resolution Time. This is for “Closed” incidents in the given month and excludes pause conditions, i.e., waiting on vendor, waiting on Customer or other causes beyond the reasonable control of Strategic and/or Logicalis. Example: A P1 incident has 4 TRT hours, if the valid elapsed time = 5.5 hours, Exceeded Hours = 1.5 hours.

“Penalty %” This is derived from Table B-1 above. Each incident has a priority and each priority has a related Penalty %.

“CI Value” This is the amount the Customer pays Strategic each month for the device / Configuration Item (CI) associated with the incident that missed the TRT.

Penalty Notes

•	The penalty paid per incident is limited to the monthly value of the Cl, i.e., the value of the amount the Customer pays Strategic for the service associated with the Cl each month.

•	Penalties will be calculated monthly and paid quarterly as a credit issued on Customer’s account.

•

A missed SLA will not be considered a penalty if the missed SLA is caused by reasons beyond the reasonable control of Strategic and/or Logicalis. In this situation, the incident will be flagged with “Invalid Missed SLA” and will not be counted toward a penalty payment.

•

All Customer terms in this SOW must be met for an incident to be counted toward a penalty calculation. For example, if a service offering is disabled due to customer changes in the environment. Any device with an associated term out of compliance with this SOW will be excluded from any penalty payments.

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SLA and Incident Handling Notes:

•	A Problem ticket will be opened and will be linked to all related Incidents if:

•	The issue is of a repetitive nature.

•	The cause or resolution of an Incident, or multiple Incidents, is unknown.

•

If an Incident becomes a Problem, any related Incidents will be set to a “pending” status until resolution of the Problem but the SLA Timers on the incidents will not pause unless another pause condition is met. The Incidents will be closed when the related Problems are closed.

•

Incidents related to system or service availability are considered resolved, and the TRT achieved, when the service is restored even if in a workaround state. Related problems will however continue to be addressed toward resolution.

•	“Notification” referred to in Table B-2 is delivered in the form of an automatic system generated message.

•

In addition to the automatic notification message, Priority 1 issues will receive a phone call within 15 minutes of the Incident being logged. Customer is responsible for maintaining correct escalation and contact information.

•	SLA Timers are paused when the Incident or Problem resolution is beyond the reasonable control of Logicalis (e.g., when awaiting vendor or Customer response).

•

SLA Timers are paused when Incidents or Problems require a Change to be executed. The timers will pause from the initiation of the Change Request to the Completion or Cancellation of the Change Process.

•	If Logicalis does not manage or monitor a device(s) that is preventing its ability to detect necessary events, then the situation is considered outside of Logicalis’ control.

•

Strategic and/or Logicalis reserves the right to adjust ticket priority levels based on urgency and impact information gathered throughout the ticket life-cycle. For example, if initial information provided by the caller is discovered to be inaccurate.

The penalties and/or credits provided under this Schedule B are Customer’s sole and exclusive remedy with respect to any failure by Strategic / Logicalis to meet the availability standard described herein.

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Schedule C – Assumptions

For Assumptions, only items checked below apply to this SOW.

LEC	Managed Services	Implementation Services	Assumptions
✓

Software applications and services not specifically listed in this SOW or the QAD proposal are excluded.

Note: Linux is supported via the hosting agreement. MDBA agreement covers the support of QAD and related software

✓			Client side network connectivity setup and configuration is the responsibility of the Customer unless Logicalis is specifically contracted for this work.

✓			Customer’s responsibilities for timely and proper completion of the transition and integration project will be discussed and agreed upon prior to project initiation. In order to ensure timely and proper completion of the transition and integration project and unless otherwise mutually agreed, Customer will be provided a 5-day turn-around time for required integration data. Logicalis will follow up, by phone or email, after the 5-day period to attempt to gather outstanding data. If Logicalis does not receive the data within the time period above, Logicalis will send a consultant to Customer’s site, at standard T&M and travel rates, to gather the outstanding integration data.

✓			Customer Standard Maintenance Window: Customer will reserve day of the month, from AM to AM US Eastern Time (4 hours) for Maintenance Activities. During this time frame, Service Level Agreements may, at the sole discretion of Logicalis, be suspended while maintenance is performed on Customer’s equipment and applications. Logicalis will give Customer forty-eight (48) hour advance notice if it intends to utilize the Customer Standard Maintenance Window and how such maintenance impacts services provided to Customer.

✓			Standard Maintenance Window: Logicalis reserves the second Saturday of each month, from 1:00 AM to 5:00 AM US Eastern Time for maintenance activities of their monitoring and management tools. During this time frame, Service Level Agreements may be suspended while maintenance is performed on Logicalis equipment and applications. Logicalis will give Customer five (5) days advance notice if it intends to utilize the Standard Maintenance Window and how such maintenance impacts services provided to Customer.

All equipment is housed on Customer’s premises unless stated otherwise in this SOW.

Logicalis provides remote monitoring or management services for IT Configuration Items owned by Customer. Customer owns and will continue to own all software and hardware being monitored or managed.

Connectivity between the Logicalis Operations Center and Customer facility will be via a VPN Connection.

Logicalis reserves the right to limit performance metrics in the event the primary connectivity fails and Customer has not established backup network connectivity.

VPN Client Setup remains the responsibility of Customer unless Logicalis is specifically contracted for this work.

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All Customer WAN devices will be available for instrumentation and monitoring via one Customer site router, unless otherwise noted. Customer must maintain on-site support if it does not have qualified staff for hardware replacement.

Customer will be directly responsible for all vendor hardware and software maintenance contracts.

Customer will grant Logicalis employees access to support contracts and vendor information to grant Logicalis the ability to place support calls on behalf of Customer.

Customer servers under Managed Services require remote console access such as KVM, Console cards, or RILO cards to establish remote communications. These devices must be purchased by Customer.

Instrumentation tools, as well as monitoring agents, probes and smart plug-ins (SPIs) placed on Customer systems are, and will be, owned by Logicalis unless otherwise noted in this SOW.

Any hardware or software deployment is the responsibility of Customer, unless specifically stated herein and agreed upon by both parties.

Service pricing is based on a fully-deployed, functional, tested, and production-ready environment available at contract commencement. All parts of Customer’s systems are subject to operational review. Logicalis reserves the right to adjust the pricing based on information found during due diligence or integration.

Only vendor supported hardware and software (at the time of the incident) are covered by this SOW. Customer is required to maintain a valid hardware support contract for each device for the duration of this SOW. Hardware external to the managed / monitored device enclosure is excluded from this Service Level Agreement. Software applications not specifically listed in the Service Level Agreement are excluded.

Host names or IP Addresses changed without notification to Logicalis will result in temporary discontinued monitoring/management and will require a T&M effort to reconfigure.

✓	Logicalis assumes Strategic Information Group will procure and have readily available appropriate hardware, licenses for software products, and features that are applicable to this project.

✓	Strategic Information Group shall provide all necessary access to facilities, equipment and IT personnel for the completion of the tasks.

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Attachments

Attachment 1 – Service Offering

Virtual Server / Linux Services Management

Introduction

Linux Services Management provides proactive 24x7 monitoring and management of Linux servers and operating systems. The Management service includes but is not limited to: Polling network devices; Event detection and notification for devices that do not answer polls; Event and syslog monitoring; User account management; Add, change, and deletion of user accounts; User account password management; File system management; Security Patch Management; Kernel management; Unix Services Reporting and Service Delivery Reviews.

Supported Devices/Software

The following types of devices / software are included in this service offering:

Service Summary
Device / Software Type	Limits / Exclusions	Node Availability	OS Availability	CPU & memory Utilization	File System Utilization	File System Availability	Process Availability	System Log Monitoring	Login Failure	Print Queue	OS Backup	Change Management
Linux OS	Limited to: RedHat Enterprise:	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Incident Management Services

Service	Description / Threshold	Limit / Exclusions	Polling (Minutes)	Urgency			Monitor
				High	Med	Low
Node Availability	ICMP / SNMP Service Testing. Tests include: ICMP to device, SNMP poll device for system availability. Threshold: Availability*		5	✓			✓

OS Availability	Test for the ability to start a logon session Threshold: Unable to start a logon session. Session failure.	OS session only. Excludes application sessions.	15	✓			✓

CPU Utilization	Monitor CPU Utilization. Threshold: >=95% CPU Util for 2 hrs		5	✓

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Memory Utilization	Monitor virtual memory utilization and alert when the amount of free memory drops below the threshold. Threshold: Utilization exceeds 85% of physical memory		5	✓

File System Utilization	Monitor file system utilization thresholds and alarm when thresholds are exceeded. Note: (for larger files systems these thresholds can be altered to monitor free space in GB). Threshold: 90%, 95%, and 99%		5	99%	95%		✓

File System Availability	File system availability for file systems listed in fstab or NFS mounted file systems. Threshold: File system cannot be accessed.		5	✓			✓

Process Availability	System process availability: NFS, Cron, DNS, Inetd, NTP, Portmap, Print, SNMP, SSH, Syslog and Mail. Threshold: Process unavailable		5	✓			✓

System Log Monitoring	Server hardware or OS resource errors or failures identified within the default system logs. Threshold: Error or failure identified in: rc log, messages log, syslog, boot log or warn log		15	✓			✓

Login Failures	Multiple login failure attempts. Threshold: 3 Failed attempts on the same account within 5 minutes or failed su login not corrected within 1 minute	Linux account login only	5		✓		✓

Print Queue	Print queue entries. Threshold: Number of entries exceeds 40		5			✓	✓

OS Backup Completion	Ensure OS system is protected by standard tools. Threshold: OS Backup Critical failures	Excludes: Media rotation & Limited to Maintenance of existing Backup Scripts.	5		✓		✓

Incident Management Notes

•	System Log Monitoring – Strategic will work with Customer to remediate false errors due to script issues.

•	File System Changes – Strategic will work with Customer to provide necessary disk resources to maintain required free space for growth.

•

Operating System – Separately licensed products or 3rd party applications are excluded from Operating System Management. Operating System Failures are categorized as a “Problem” and will be remedied via a Change.

•	Virtual Servers – Each virtual partition is treated as a separate Cl and is priced individually.

Change Management Services

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Change Type
Service	Description	Limit / Exclusions	High	Med	Low
User Account Administration

Add, Delete or Change Unix User Accounts and Passwords. For example:

•   Delete Linux user logon as maintained in the server password files and home directories.

•   Reset passwords to resolve access denial due to lost/forgotten passwords.

•   Remove requested user or reset the password.

✓

Patching	Quarterly patch review with customer or application administrators to determine supported OEM and application patch levels. If patches are necessary, test patch bundle with the customer or application administrators for assessment. Testing will be performed if the customer has a test environment for this purpose. Apply customer approved patch set.			✓

Patching – Incident & Security	Service affecting and security patches will be applied as recommended by the vendor.			✓

Kernel Parameter Changes	Apply the required kernel parameters or modules as specified by the application and/or database administrators to maintain correct OS resource operating levels. Logicalis will schedule a maintenance window with the customer contact to allow for kernel parameter changes.				✓

File System Changes	Monitor file system space and annually increase size to allow for at minimum 12 month growth based upon past statistics. Increase/decrease disk sizes, add/remove disks			✓

DNS Change	Add/delete DNS server or updated local host file to maintain correct name resolution. Logicalis will add required DNS server entries or servers to local hosts file.				✓

Volume Group Creation	Expansion of currently configured volume groups through addition of physical disks. Logicalis will review the requirements for the volume group and available hardware and present recommendation to customer for approval.			✓

Reboot / Restart	A scheduled reboot or restart Virtual server. This does not apply to rebooting or restarting for Incident resolution of a system that is non-functional.				✓

Change Management Notes

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•	DNS Changes – IP address, name and domain name are required.

•	Volume Group Changes – Client needs to provide Volume group, lvol and file system parameters.

•	Patching – Patches will be first applied to test/dev servers where applicable test/dev servers are covered under appropriate Logicalis Managed Service levels.

Time & Materials

All change requests not listed above will be handled on a Time and Materials basis, including, but not limited to:

•	Upgrades – Operating System upgrade to a different revision level or firmware upgrades.

•	Volume Groups – Creation of new volume groups and associated file systems.

Reports

The following reports will be available to the customer upon request from Strategic.

Service	Description	Limit / Exclusions	Data Frequency	Report Frequency	Delivery Method
Average virtual server memory utilization	Shows the virtual server memory utilization over time to trend usage and determine bottlenecks. This report is sorted starting with the system that has the highest memory usage.		24 hrs	Daily, weekly, monthly, quarterly	Portal

System disk utilization (space)	Shows the disk utilization of all drives in the system to trend usage and assist with capacity planning. This report is sorted starting with the system with drives that have the least amount of space.		24 hrs	Daily, weekly, monthly, quarterly	Portal

Average virtual server CPU utilization	Shows the virtual server CPU utilization over time to trend usage and determine bottlenecks. This report is sorted starting with the system that has the highest CPU usage.		24 hrs	Daily, weekly, monthly, quarterly	Portal

Virtual Server availability	Shows virtual server uptime and downtime.		24 hrs	Daily, weekly, monthly, quarterly	Portal

Total incidents open	Shows the total number of incidents for each virtual server. This report is sorted by virtual server and by service.		24 hrs	Daily, weekly, monthly, quarterly	Portal

Total service calls open	Shows the total number of service calls by virtual server. This report is sorted by server and by service.		24 hrs	Daily, weekly, monthly, quarterly	Portal

System inventory	Show all of the systems being monitoring and provide basic system information such as server make/model, serial number and service level.		Quarterly	Quarterly	Email

Service Delivery Reviews

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The following information will be reviewed at a mutually convenient time.

Service	Description	Limit / Exclusions	Format
File Systems space	Growth and available free space		Portal

Performance data	Past quarters performance data for CPU. Memory, Network interface, swap and analysis report		Portal

Environment review	Suggested enhancement or changes based on the above data		Portal

Patch Analysis Report	Review patch analysis recommendations where applicable.		Portal

Capacity Planning	Discuss customer’s planned growth and changes and discuss hardware and software changes to support the future environment.		Portal

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Copyright 2015 Strategic Information Group

Attachment 2 – LEC Infrastructure

Cloud Connectivity and Load Balancing

ISP Bandwidth

•	The solution includes redundant Internet access from geographic disperse Internet POPs. Redundant edge routers, firewalls and switches support the bandwidth.

•	This is provided in 1Mbps increments with bursting capability up to 100Mbps. 95th percentile reporting is used to determine monthly usage and accurate billing.

IP addressing & TCP/UDP Services

•	Public IPs are provided to your hosts in blocks of 6

•	Extra public IPs are negotiable based on availability and need

•	You will direct your DNS records to these IPs or have Logicalis advertise it on your behalf

•	TCP/UDP ports can be opened to the Internet or a specific network (ex. SSH, FTP, HTTP/HTTPS)

•	There is a one-time setup for implementing the firewall rules to open and secure your public/private services. Changes will use your change credits and/or be billed at Time and Material rates.

Remote Access Connectivity

•	End user/developers who require access to the environment from time to time will use one of the three options below

•	SSH and/or RDP can be opened to specific hosts/networks for remote server management

•	Legacy Cisco Client based VPN using a .PCF file can be used for connectivity if your users are on XP/Vista. This is on a one time setup fee charge with T&M changes

•	Cisco Any connect SSL VPN can be provided for network connectivity for end users or for remote server management on a per user fee basis

LAN to LAN VPN based Remote Connectivity

•	For always on connectivity to the Virtual environment a LAN to LAN VPN can be provided and designed for your needs

•	A Cisco router will be provided, configured and shipped to your HQ. You will assist in installation by providing IP addressing, routing information, rack/shelf space and ISP connectivity

•	Redundant connectivity can be designed and discussed as needed

•	This router will be monitored and managed by Logicalis for a standard monthly fee.

•	Establishing a LAN to LAN tunnel to your existing VPN appliance or firewall can be considered as an option

•	SLAs may not be offered for remote availability in that scenario

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Virtual Data Center Load Balancing

Our LEC network can distribute your VM service workload evenly in order to get optimal resource utilization, maximize throughput, minimize response time, and avoid overload.

•	Load balancing can be designed into the network with one time setup/licensing fees. Changes will use your change credits and/or be billed at Time and Material rates.

•

This solution will provide Virtual IP addresses and secure VLANs through our redundant load balancing appliances to ensure your service load is evenly distributed. This can result in better performance for high traffic services.

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Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

Appendix F – Managed Services Agreement - SLA

General	62

Description	62

Scope of Services	62

Infrastructure Management	63

Installation and Setup	63

Monitoring and Reporting	64

Ad Hoc Services / Remediation Services	64

On-Boarding Process	64

Services Availability	65

Payment Terms and Taxes	65

Term	65

Termination for Cause	65

Periodic Status Calls with Client	65

Client Responsibilities	65

General

Managed Services is for the specified support of 1 x QAD Linux Server (mfg, hlp, adm), one (1) SIG/Connects database, one (1) SIG/Alerts database and 1 QMS database.

Additional custom or third party Integration Software if not specified in the quote above will require additional fees.

Any changes or support for any test-level environment if not specified in the quote above will require additional fees.

The monthly rate quoted above assumes user counts and integrations remain within the stated parameters. If the user counts or integrations fluctuate, Strategic will adjust the monthly rate accordingly to accommodate.

Description

Scope of Services

The scope of the Managed Services includes the following:

•	Verify daily Progress database backups run.

•	Observe and tune the Progress database and make minor adjustments as needed to optimize performance. This includes performance bottlenecks and internal database issues.

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•	Research and fix minor database problems as they arise. For the purpose of this agreement, minor problems are defined as those that can be resolved in 30 minutes or less.

•	Perform up to two (2) databases refreshes when requested per month.

•	Monitoring of all integrated software if specified in the quote.

•	Monitoring Progress:

•	Admin Server

•	Name Server

•	All Databases:

•	Availability

•	Bl File Growth and file size

•	Database Extent sizing

•	User record locks

•	Record locking statistics and performance metrics

•	Log file errors

•	App Servers and Webspeed

•	Availability

•	Agent locking

•	Load

•	Log file errors

•	Monitoring Operating System/Server

•	Disk IO

•	Disk space

•	Service availability

•	Connectivity

•	Memory utilization/swapping

•	Load

•	Ping times (if applicable)

•	Monitoring Tomcat

•	Availability

•	Memory utilization

•	Web-app availability

Infrastructure Management

Monitoring of Infrastructure Management, Patching, Updates and escalation is included in the Hosting Price. Monitoring of Infrastructure Management, Patching and Updates are included in the quote above.

Installation and Setup

For all new Clients, the scope of the Managed Services Installation & Setup services includes the following:

•	Install and configure the database monitoring software.

•	Establish and document a Managed Services Communications Plan.

•	Setup VPN for remote access.

•	Verify access to required servers and disks to be managed.

•	Create written documentation of installation and infrastructure related to QAD database to be managed.

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Monitoring and Reporting

During the term of this Agreement, Strategic, at its discretion, may download and install one or more modules or tools from Strategic’s Managed Services monitoring software (the “Modules”) onto Client server, computers or other equipment (collectively, the “Client Equipment)”). By installing the Modules on the Client’s Equipment, Strategic grants to Client a non-exclusive, non-transferable limited license to utilize any Module installed on the Client Equipment for the exclusive use of activities related to and authorized by Strategic for this Managed Services service agreement. Authorization to utilize installed monitoring utilities terminates at the completion of this agreement.

Strategic warrants that it has all right, title, and interest in and to the Modules and the right to license the Modules. Strategic reserves the right to revoke any Limited License, whether one or more, at any time and without notice for any reason or no reason, including, but not limited to, termination of this Agreement, termination of any SOW or Appendix thereunder, or any material breach of the Managed Services Agreement or SOW by Client. Upon termination of any Limited License, Strategic shall take all reasonable steps, and Client shall grant Strategic the access to Client’s Equipment and to Client’s premises, which Strategic reasonably deems necessary to uninstall, delete, or otherwise remove any Module from the Client’s Equipment. Upon Strategic’s request, Client shall return the Modules along with any and all manuals, specifications, source code or other information related to the Modules that are in Client’s possession (collectively the “Program Information”) to Strategic, regardless of whether such Program Information is in electronic or any other medium; confirm in writing to Strategic that Client has destroyed and disposed of any and all Program Information.

Client shall not: transfer, sub-license, copy, reproduce, modify, alter, adapt, translate, decompile, disassemble, reverse engineer or create any derivative works of the Modules or the Program Information while the Modules are installed on the Client’s Equipment, or the Program Information is in the Client’s possession, or at any time thereafter.

Proactive Monitoring and Reporting will occur with the assistance of Strategic Proprietary Tools what will be installed on Client’s Equipment (updates may also be installed as needed). Client approves the installation and updates of Strategic’s Tools and necessary network configuration.

Ad Hoc Services / Remediation Services

Strategic will provide Ad Hoc Consulting Services for work performed outside the scope of the above Managed DBA Services description. Ad Hoc Consulting services Support Services over the retainer will be billed on a time and materials basis at the Ad Hoc Consulting Services rate shown above. For all Incident tickets, the Client agrees to pre-approval of up to 4 hours per instance for problem resolution. Written pre-approval from the Client project manager is required to authorize Ad Hoc Consulting Services task above the pre-approved amount.

On-Boarding Process

For new Clients, the initial Setup fee of server covers installation and configuration of the “Dormant” (Monitoring Software, Managed Services Monitoring Communications Plan), Setup of VPN for remote access and initial documentation.

Upon completion of Onboarding and Remediation of the environment, Strategic will turn on the Monitoring Software.

Based on the assessment and agreed plan, a scope will be put in place with the supporting documentation to remediate the environment. Strategic will bill for any hourly Ad hoc issues and remediation prior to Monitoring Go-Live at the full rate described above.

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Upon completion of the On-boarding meeting, Strategic will email the on-boarding document to the client for signature and signoff to commence the service. Strategic will only commence the monitoring service upon receipt and signature of the on-boarding process.

Services Availability

The service per this agreement for the Production Database will be performed based on the SLA in quote above.

Payment Terms and Taxes

Client will pay for set up fees upon initiation of engagement. All services will be billed one month in advance of the service period on the 15th of the prior month. Payment terms are Net 10 and payments must to be received before the month of service begins to avoid interruption of service. All sales, VAT, and import taxes and duties are the responsibility of the buyer, and payment for same must be reflected in the accompanying purchase order.

Term

The term of this Agreement is 12 months from the date of signature. This agreement shall automatically renew for one year, unless the Client notifies SIG in writing at least thirty (30) days prior to the end date of this Agreement or any subsequent renewal term. Rates for renewal term are subject to change upon contract renewal. SIG will notify the Client of any rate change for renewal term at least thirty (30) days from the start date of the renewal term. If the customer cancels this agreement prior to the end of the term, the Client will owe the full amount due through the end of the term plus a cancellation penalty of $3,500.

Termination for Cause

Either party may terminate this Agreement upon the occurrence of a material breach of this Agreement provided the non-breaching party first gives the other party thirty (30) days to remedy such breach. If a breach is incapable of being remedied, or if a party is adjudicated as bankrupt under any applicable law or if a receiver, liquidator, administrator, custodian or similar official is appointed to manage the financial affairs of a party, termination can take place without providing the thirty-day period notice, unless such (earlier) termination is not permitted by law. Termination, either voluntary or involuntary, shall not entitle Client to any refund for any fees paid nor shall it relieve Client of the obligation to pay any outstanding amounts due to Strategic, unless provision is made to the contrary in this Agreement.

Periodic Status Calls with Client

Strategic will be responsible for scheduling, managing and performing periodic status calls of 30 – 60 minute duration with the Client team. At minimum, status calls will be held quarterly, but may be scheduled more frequently as needed. The agenda will be flexible and tailored to Client’s stated needs so that known incidents and issues are managed with the goal of providing a close working relationship between Strategic and Client. A short summary report will be written by Strategic and distributed to Client and Strategic teams. Each summary report will be completed and distributed in advance of the following status call.

Client Responsibilities

(a) Client will provide Strategic with remote access and onsite access to Client facilities as needed to assist with delivery of the Managed DBA Services. (b) Client will designate a Project Manager. All communications will be addressed to the Project Manager and such person shall have the authority to act for Client. In addition, the Project Manager will:

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Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group

•	Attend status calls and serve as the interface between Strategic and all Client departments and any third-party participants participating in the Services.

•	Help resolve Managed DBA Services issues and escalate issues (including to Client’s executive management as necessary) within the Client organization and any third-party participants, as necessary.

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Arrange for all necessary clearances, access to all systems that are to be managed, access codes, passwords, badges, etc. to be provided to Strategic to enable them to perform the Services, including if onsite visits are required.

Terms and Conditions on attached Professional Service Agreement. In the event of a conflict between this Agreement and the Professional Services Agreement, the terms of this Agreement shall govern.

Strategic Information Group Proprietary Information:

Not for use or disclosure outside Calhoun Vision except with prior written agreement.

Copyright 2015 Strategic Information Group